Exhibit 2.5

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EXCO OPERATING COMPANY, LP

EXCO PRODUCTION COMPANY, LP

as Seller

and

BG US PRODUCTION COMPANY, LLC

as Buyer

EXECUTED ON June 29, 2009

EFFECTIVE DATE: January 1, 2009

i

4.19	Advance Payments	16
4.20	Plugging and Abandonment.	17
4.21	Partnerships	17
4.22	Permits	17
4.23	Conveyed Interests Complete	17
4.24	Nonconsent	18
4.25	No Material Adverse Change	18

ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES		18

5.1	Organization; Existence	18
5.2	Authorization	18
5.3	No Conflicts	18
5.4	Consents	19
5.5	Bankruptcy	19
5.6	Claims and Litigation	19
5.7	Financing	19
5.8	Independent Evaluation	19
5.9	Broker’s Fees	19
5.10	Accredited Investor	20
5.11	Oil & Gas Interests	20

ARTICLE VI CERTAIN AGREEMENTS		20

6.1	Conduct of Business	20
6.2	Governmental Bonds	22
6.3	Notifications	22
6.4	HSR Act	22
6.5	Amendment to Schedules	23
6.6	Non-Solicitation of Employees	23
6.7	Assignment of Downstream Contract Interests	23
6.8	AMI	23
6.9	Enforcement of Third Party Warranties, Guarantees and Indemnities	23
6.10	Negotiation of Ancillary Agreements	23

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		24

7.1	Representations	24
7.2	Performance	24
7.3	No Legal Proceedings	24
7.4	Title Defects and Environmental Defects	24
7.5	HSR Act	24
7.6	Consent and Waivers	24
7.7	Contribution Agreement	25
7.8	Closing Deliverables	25
7.9	No Material Event	25
7.10	No Material Adverse Effect	25
7.11	Ancillary Agreements	25

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		25

8.1	Representations	25
8.2	Performance	25
8.3	No Legal Proceedings	25
8.4	Title Defects and Environmental Defects	25
8.5	HSR Act	26
8.6	Consent and Waivers	26
8.7	Contribution Agreement	26
8.8	Closing Deliverables	26
8.9	No Material Event	26
8.10	Ancillary Agreements	26

ARTICLE IX CLOSING		26

9.1	Date of Closing	26
9.2	Place of Closing	27
9.3	Closing Obligations	27
9.4	Records	28

ARTICLE X ACCESS / DISCLAIMERS		28

10.1	Access.	28
10.2	Confidentiality	30
10.3	Disclaimers.	30

ARTICLE XI TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		32

11.1	General Disclaimer of Title Warranties and Representations	32
11.2	Notice of Title Defects; Defect Adjustments.	32
11.3	Casualty or Condemnation Loss.	39
11.4	Preferential Purchase Rights and Consents to Assign.	39

ARTICLE XII ENVIRONMENTAL MATTERS		41

12.1	Environmental Defects.	41
12.2	NORM, Wastes and Other Substances	44

ARTICLE XIII ASSUMPTION; SURVIVAL, INDEMNIFICATION		44

13.1	Assumption by Buyer	44
13.2	Indemnities of Seller	46
13.3	Indemnities of Buyer	47
13.4	Limitation on Liability.	47
13.5	Express Negligence	48
13.6	Exclusive Remedy	48
13.7	Indemnification Procedures	49
13.8	Survival.	50
13.9	Non-Compensatory Damages	51
13.10	Cooperation by Buyer Concerning Retained Litigation	51
13.11	Exclusion of Certain Matters	51

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		52

14.1	Right of Termination	52

14.2	Failure to Close and Remedies	52
14.3	Effect of Termination	52
14.4	Return of Documentation and Confidentiality	53

ARTICLE XV MISCELLANEOUS		53

15.1	Exhibits, Schedules and Appendices	53
15.2	Expenses and Taxes.	53
15.3	Tax Treatment	54
15.4	Allocation of Consideration for Tax Purposes	54
15.5	Assignment	55
15.6	Preparation of Agreement	55
15.7	Publicity	55
15.8	Notices	55
15.9	Further Cooperation	57
15.10	Filings, Notices and Certain Governmental Approvals	57
15.11	Entire Agreement; Conflicts	58
15.12	Parties in Interest	58
15.13	Amendment	58
15.14	Waiver; Rights Cumulative	58
15.15	Governing Law; Jurisdiction; Venue; Jury Waiver	59
15.16	Arbitration.	59
15.17	Severability	60
15.18	Counterparts	60
15.19	Joint and Several Liability	61

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	—	Definitions

Exhibits

Exhibit A	—	Leases
Exhibit A-1	—	Haynesville Leases
Part 1	—	HBP Haynesville Leases
Part 2	—	Non-HBP Haynesville Leases
Exhibit A-2	—	Certain Rights-of-Way
Exhibit A-3	—	Net Acre Allocation
Exhibit B	—	Wells/Allocated Values
Exhibit C	—	Form of Assignment and Bill of Sale
Exhibit D	—	Excluded Assets
Exhibit E	—	Form of Joint Development Agreement
Exhibit F	—	Downstream Transportation Contracts

Schedules

Schedule 2.1	—	Geophysical/Seismic Data
Schedule 4.3	—	No-Conflicts
Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Rights
Schedule 4.12	—	Payout Balances
Schedule 4.13	—	Imbalances
Schedule 4.14	—	Current Commitments
Schedule 4.15	—	Environmental
Schedule 4.16	—	Asset Taxes
Schedule 4.20	—	Plugging and Abandonment Obligations
Schedule 4.21	—	Partnerships
Schedule 4.23	—	Operating Contracts held by Affiliates
Schedule 4.25	—	No Material Adverse Change
Schedule 6.1	—	Conduct of Business

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 29th day of June, 2009, among EXCO OPERATING COMPANY, LP, a Delaware limited partnership (“EOC”), and EXCO PRODUCTION COMPANY, LP, a Texas limited partnership (“EPC” and collectively, with EOC, “EXCO” or “Seller”) and BG US PRODUCTION COMPANY, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party”.

Recitals

Seller and Buyer desire to enter into an arrangement for the joint exploration, development and operation of certain oil and gas properties located in the counties of Cherokee, Gregg, Harrison, Marion, Nacogdoches, Panola, Rusk and Shelby in the state of Texas and the parishes of Bienville, Bossier, Caddo, DeSoto, Red River and Webster in the state of Louisiana (such counties and parishes are referred to collectively as the “Subject Counties”) as hereinafter described, and in connection therewith Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, an undivided 50% interest in and to Seller’s right, title and interest in such properties in accordance with this Agreement.

The purchase and sale of the Conveyed Interests (as hereinafter defined) and the Parties’ agreement regarding the joint exploration and development of the Assets will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for the interests described below in and to the following assets and properties (less and except for (i) the Excluded Assets and (ii) any other assets excluded pursuant to the terms of Sections 11.2(d)(i)(B), 11.4(b) and 12.1(b)(iii), such interests in such assets and properties described in (a), (b), (c) and (d) of this Section shall be referred to herein collectively as the “Conveyed Interests”):

(a) an undivided 50% of all of Seller’s right, title and interest in and to the following assets and properties:

(i) the oil, gas and/or mineral leases, subleases, operating agreements granted by the Louisiana State Mineral Board, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, the “Oil and Gas Interests”) more particularly described in Exhibit A and all other Oil and Gas Interests located in the Subject Counties (such 50% of Seller’s interests in all such Oil and Gas Interests being referred to collectively as the “Leases”), together with any and all other rights, titles, and interests of Seller in and to (A) the leasehold estates created by the Leases, (B) the lands covered by the Leases (such 50% of Seller’s interests in such lands, the “Lands”), and (C) the interests in any pooled acreage, communitized acreage or units arising on account of the Leases or Lands having been pooled, communitized or unitized into such units (such 50% of Seller’s interests in such units, the “Units”);

(ii) all oil and gas wells and injection wells that have not been permanently abandoned located on the Leases, the Lands or the Units (such 50% of Seller’s interests in such wells, collectively and including, without limitation, the wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Leases, the Lands, the Units and the Wells being collectively referred to hereinafter as the “Properties”); and

(iii) all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Properties or the other Conveyed Interests described above, including, without limitation, saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks) (such 50% of Seller’s interest in such properties, the “Personal Property”);

(b) to the extent assignable (with consent, if applicable), all of Seller’s (i) beneficial interest in and to all surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights and (ii) legal right, title and interest in and to those surface fee interests, surface leases, easements, rights of way, and other surface rights set forth on Exhibit A-2, (in each case) to the extent and only to the extent that such interests, assets and rights are associated with the Properties or Personal Property (such interests, the “Rights of Way”);

(c) all of Seller’s right, title and interest in and to the following assets and properties to the extent, and only to the extent, that such assets and properties are associated with the Properties, the Personal Property or the Rights of Way:

(i) to the extent assignable, the beneficial interest in all water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority;

(ii) to the extent assignable (with consent, if applicable), all Applicable Contracts;

(iii) all Imbalances;

(iv) copies of any files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; (D) operations, environmental, production, and accounting records and (E) production, facility and well records and data (including logs and cores), but excluding any of the foregoing items that are Excluded Assets (“Records”);

(v) to the extent assignable (with consent, if applicable) without payment of fees or other penalties, all geophysical and other seismic and related technical data and information listed on Schedule 2.1; and

(vi) all liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to the Properties, including the security interests granted under Texas Uniform Commercial Code § 9.343, but only to the extent that such liens and security interests relate to the period from and after the Effective Time; and

(d) to the extent assignable, all of Seller’s right, title and interest in and to all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Conveyed Interests described in Section 2.1(a), 2.1(b) or 2.1(c) above as of the Closing Date and (i) relate to the period from and after the Effective Time or (ii) relate to the period prior to the Effective Time and are not asserted by Seller in writing to Buyer or the applicable Third Party on or before the applicable Seller Indemnity Cut-off Date, and in any case excluding tax claims and loss carry forwards, provided that, at Buyer’s request,

Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

In addition, as part of the transactions contemplated by this Agreement, effective as of the Closing, each Party shall grant to the other Party the AMI Rights and the Preferential Rights by such Party’s execution and delivery of the Joint Development Agreement at Closing.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses.

(a) Except to the extent otherwise taken into account in connection with adjustments to the Closing Cash Consideration under Article III, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except to the extent otherwise taken into account in connection with adjustments to the Closing Cash Consideration under Article III, or as otherwise provided in the last sentence of this Section, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case, attributable to the Conveyed Interests for the period of time from and after the Effective Time. All Operating Expenses attributable to the Conveyed Interests, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. Notwithstanding the other terms of this Section 2.3, Seller shall remain responsible for all Technical Services Costs (and entitled to any refunds with respect thereto) attributable to the Conveyed Interests for the period of time from and after the Effective Time and prior to the Closing Date, and subject to the terms of the Joint Development Agreement, for any period of time, following the Closing Date, after EOC ceases to serve as “Joint Development Operator” under the Joint Development Agreement or undergoes a change in Control of its ultimate parent entity.

(b) Buyer will pay to Seller any and all revenues and other proceeds attributable to the rights of ownership of the Conveyed Interests received after Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Conveyed Interests prior to the Effective Time. Subject to the occurrence of Closing, Seller will pay to Buyer any and all revenues and other proceeds attributable to the rights of ownership of the Conveyed Interests received after Closing by Seller (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Conveyed Interests on and after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within 5 Business Days after the end of the month in which such amounts were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.3(b)

shall not apply to amounts received prior to Closing if such amounts are included, in whole or in part, in the Preliminary Settlement Statement. Such amounts (to the extent the same differ from estimates in the Preliminary Settlement Statement) will be accounted for in the Final Settlement Statement to the extent accounted for by the Parties pursuant to this Section 2.3(b) prior to the date of the Final Settlement Statement.

(c) Seller will reimburse Buyer for any and all Operating Expenses that are paid after Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Conveyed Interests prior to the Effective Time. Buyer will reimburse Seller for any and all Operating Expenses that are paid after Closing by Seller (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Conveyed Interests on and after the Effective Time, excluding Technical Services Costs attributable to the Conveyed Interests for the period of time on and after the Effective Time and prior to the Closing Date, and subject to the terms of the Joint Development Agreement, for any period of time, following the Closing Date, after EOC ceases to serve as “Joint Development Operator” under the Joint Development Agreement or undergoes a change in Control of its ultimate parent entity. The Party responsible for the payment of such costs and expenses shall reimburse the other Party within 5 Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.3(c) shall not apply to amounts paid prior to Closing if such amounts are included, in whole or in part, in the Preliminary Settlement Statement. Such amounts (to the extent the same differ from the estimates in the Preliminary Settlement Statement) will be accounted for in the Final Settlement Statement to the extent accounted for by the Parties pursuant to this Section 2.3(c) prior to the date of the Final Settlement Statement.

(d) Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against revenues owing by such Party to such other Party pursuant to this Section 2.3, but not otherwise, provided a detailed description of all such Operating Expenses and revenues and showing the calculation of the net amount is provided with the applicable payment or statement.

(e) After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Costs for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4 Guaranty. Simultaneously with the execution and delivery of this Agreement, Buyer has executed and delivered the Buyer Parent Guaranty.

ARTICLE III

CONSIDERATION

3.1 Consideration. The consideration for the sale of the Conveyed Interests and the creation of the AMI Rights and the Preferential Rights as contemplated pursuant to Section 2.1, shall be an amount equal to $655,000,000 to be paid in cash at Closing by Buyer to Seller (the “Closing Cash Consideration”), as adjusted pursuant to this Agreement, payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.

3.2 Deposit.

(a) Prior to the execution of this Agreement, Buyer has paid to Seller the sum of $20,000,000 (such amount, together with any interest actually earned thereon the “Initial Deposit”). Within 2 Business Days following the execution of the Escrow Agreement (the “Deposit Date”), Buyer will deposit by wire transfer in same day funds with Escrow Agent, to be held in escrow pursuant to the Escrow Agreement, an additional sum of $32,750,000 (such amount, together with any interest actually earned thereon, the “Subsequent Deposit” and together with the Initial Deposit, the “Deposit”). The Deposit shall be applied toward the Closing Cash Consideration at the Closing.

(b) If the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of the willful breach by Buyer of any of its covenants or agreements hereunder in any material respect, including Buyer’s covenants under Section 9.3 (other than as a result of Seller’s breach of this Agreement), then, in such event, Seller shall have the option to (i) terminate this Agreement, receive the Deposit (and the Parties shall instruct the Escrow Agent to release the Subsequent Deposit to Seller pursuant to the terms of the Escrow Agreement) as liquidated damages and Seller’s sole and exclusive remedy (other than Seller’s remedy for breaches by Buyer of Sections 5.9, 6.6, 10.1(c) and (e), 10.2, and 14.4) free of any claims by Buyer thereto, (ii) seek the rights and remedies set forth in Section 14.2, or (iii) terminate this Agreement, instruct the Escrow Agent to release the Subsequent Deposit to Buyer pursuant to the terms of the Escrow Agreement, pay the Initial Deposit to Buyer by wire transfer of immediately available funds, and seek the rights and remedies set forth in Section 14.3.

(c) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Termination Date for any reason other than as set forth in Section 3.2(b), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Seller with respect thereto and Buyer and Seller shall instruct the Escrow Agent to release the Subsequent Deposit to Buyer pursuant to the terms of the Escrow Agreement and Seller shall pay the Initial Deposit to Buyer by wire transfer of immediately available funds within 5 days of such termination. Buyer and Seller shall thereupon have the rights and obligations set forth in Sections 14.2 and 14.3.

3.3 Adjustments to Closing Cash Consideration. All adjustments to the Closing Cash Consideration shall be made (y) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with U.S. generally accepted accounting principles as consistently applied in the oil and gas industry and (z) without duplication. The Closing Cash Consideration shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Closing Cash Consideration”:

(a) The Closing Cash Consideration shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to all Operating Expenses and other costs and expenses paid by Seller that are attributable to the Conveyed Interests during the Interim Period, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller during the Interim Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, and (C) rentals and other lease maintenance payments, but excluding (w) Technical Services Costs (for which Seller is responsible during the Interim Period), (x) Overhead Costs which are covered in Section 3.3(a)(v) below, (y) any amounts deducted under Section 3.3(b)(i) below; and (z) any amounts attributable to personal injury or death, property damage (other than damage to structures, fences, irrigations systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of Law (or private rights of action under any Law).

(ii) Title Benefit Amounts as a result of any Pre-Closing Title Benefits for which the Title Benefit Amount has been determined prior to Closing;

(iii) the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2 but payable by Seller;

(iv) to the extent that Seller is underproduced as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.13, as complete and final settlement of all Imbalances (subject to Buyer’s remedies for a breach of Seller’s representation set forth in Section 4.13 and subject to Section 3.10), the sum of $0.00 which is an amount equal to the product of (A) 0 Mcf times (B) $3.00/Mcf;

(v) to the extent attributable to the Interim Period, the Overhead Costs; and

(vi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as an upward adjustment to the Closing Cash Consideration.

(b) The Closing Cash Consideration shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to: (A) all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Conveyed Interests during the Interim Period, net of expenses (other than Operating Expenses) paid by Seller and directly incurred in earning or receiving such proceeds, and any sales, excise or similar taxes or fees payable or incurred in connection therewith not reimbursed to Seller by a Third Party purchaser, and (B) any other net proceeds received by Seller from sales of equipment, materials or other real or personal property, payments for data or as contributions toward Wells, and payments made for waivers or modifications of Applicable Contracts (to the extent included in the Conveyed Interests), or in lieu of other performance thereof, or as a result of the breach thereof, in each case attributable to the Conveyed Interests during the Interim Period;

(ii) if the Parties make the election under Section 11.2(d)(i)(A) with respect to a Pre-Closing Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(iii) if the Parties make the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv) an amount determined pursuant to Section 11.2(d)(i)(B), Section 11.4(b), Section 11.4(d) or Section 12.1(b)(iii) for any Conveyed Interests excluded from the transaction contemplated hereby pursuant to such Sections;

(v) the amount of all Asset Taxes prorated to Seller in accordance with Section 15.2 but payable by Buyer;

(vi) to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.13, as complete and final settlement of all Imbalances (subject to Buyer’s remedies for a breach of Seller’s representation set forth in Section 4.13 and subject to Section 3.10), the sum of $0.00 which is an amount equal to the product of (A) 0 Mcf times (B) $3.00/Mcf; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as a downward adjustment to the Closing Cash Consideration.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Closing Cash Consideration at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6.

3.5 Preliminary Settlement Statement. Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review, using the best information available to Seller, a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Closing Cash Consideration, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.3(d). Within 3 Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Closing Cash Consideration at Closing. If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller will be used to adjust the Closing Cash Consideration at Closing.

3.6 Final Settlement Statement. A final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Closing Cash Consideration and shows the resulting final Closing Cash Consideration (the “Final Cash

Price”), and delivered to Buyer on or before 120 days after Closing. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. As soon as practicable, and in any event within 45 days after receipt of the Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Cash Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Cash Price, shall be final and binding on the Parties.

3.7 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to Ernst & Young LLP in Dallas, Texas, or such other Person as may be selected pursuant to this Section (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. Should Ernst & Young LLP fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, the Parties shall request Deloitte & Touche LLP to serve as Accounting Arbitrator. Should Deloitte & Touche LLP fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within 10 days after the end of that 20 day period, or should no replacement Accounting Arbitrator agree to serve within 60 days after the original written request pursuant to this Section, the Accounting Arbitrator shall be appointed by the Dallas office of the American Arbitration Association. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, whichever is most accurate based on the terms of this Agreement and the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Final Settlement Statement submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.8 Adjustment for Final Settlement Statement. Subject to adjustments for revenues and expenses paid by the Parties pursuant to Sections 2.3(b) and 2.3(c), any difference in the Adjusted Closing Cash Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Cash Price as determined pursuant to Section 3.6 and, if applicable, Section 3.7, shall be paid, together with interest from the Closing Date to the date of payment at a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), by the owing Party within 10 days of final determination hereunder to the owed Party. All amounts paid pursuant to this Section 3.8 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.9 Allocated Values. The “Allocated Value” for any Conveyed Interest equals the portion of the unadjusted Closing Cash Consideration allocated to such Conveyed Interest on Exhibit B or, with respect to any Lease listed on Exhibit A-1, the applicable Net Acre Allocation, (a) adjusted on a Property by Property basis by the adjustments provided in Sections 3.3(a)(ii), 3.3(b)(ii), 3.3(b)(iii) and 3.3(b)(iv) and (b) on a pro rata basis by the adjustments provided in Section 3.3, other than Sections 3.3(a)(ii), 3.3(b)(ii), 3.3(b)(iii) and 3.3(b)(iv), provided that, for purposes of calculating adjustments to the Closing Cash Consideration and sending notices to preferential right holders as provided herein, the “Allocated Value” shall be the unadjusted Closing Cash Consideration allocated to each Conveyed Interest in Exhibit B or, with respect to any Lease listed on Exhibit A-1, the applicable Net Acre Allocation.

3.10 Allocation for Imbalances at Closing. If, prior to Closing, Buyer or Seller discovers an error in the Imbalances set forth in Schedule 4.13, then the Closing Cash Consideration shall be further adjusted at Closing pursuant to Section 3.3(a)(iv) or Section 3.3(b)(vi), as applicable, and Schedule 4.13 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Closing Cash Consideration is so adjusted.

3.11 Maintenance of Value.

(a) Seller shall receive at Closing pursuant to this Agreement in excess of $500 million from the Adjusted Closing Cash Consideration. EOC agrees that until December 31, 2011, it will maintain a minimum of $500 million of such consideration (the “Minimum Consideration”) in EPC and/or EOC and shall not dividend or otherwise distribute any of such Minimum Consideration to any of Seller’s Affiliates, or use any of such Minimum Consideration to repay debt to any of Seller’s Affiliates or to satisfy any obligation on behalf of any of Seller’s Affiliates, other than (in each case) Seller’s own direct or indirect wholly-owned subsidiaries; provided, however, Seller may use all or any portion of such Minimum Consideration to (i) pay expenses or costs in connection with Seller’s general corporate purposes, (ii) keep such amounts as cash or cash equivalents and make other short-term investments of such amounts, (iii) acquire properties or other assets, (iv) make capital expenditures, including the payment of any Development Costs and Operating Expenses (as each such term is defined in the Joint Development Agreement), (v) satisfy the debt described in clause (a) of the definition of “Seller Debt Instruments” by making a payment to reduce the outstanding principal and interest thereunder to the extent such payment is made because of a mandatory reduction of the borrowing base under such Seller Debt Instrument in connection with the disposition of collateral to Buyer as part of the transactions contemplated by this Agreement and (vi) satisfy the debt described in clause (b) of the definition of “Seller Debt Instruments” by paying off the outstanding principal and interest under such Seller Debt Instrument and all of such uses shall be considered maintenance of such consideration in EPC and/or EOC as required pursuant to foregoing. To the extent that Seller or its direct or indirect wholly-owned subsidiaries uses all or any portion of such Minimum Consideration for the purposes set forth in clause (i), (iii), (iv), (v) or (vi), the amount required to be maintained by EOC as Minimum Consideration shall be decreased by the amount of such usage, and, in the event the amount required to be maintained by EOC as Minimum Consideration is reduced to zero, then this Section 3.11(a) shall thereafter terminate and be of no further force and effect, subject, however, to Section 3.11(b).

(b) Notwithstanding Section 3.11(a), should a portion of the consideration be used to pay off amounts owing pursuant to the Seller Debt Instruments and (i) the payment does not satisfy the requirements of Section 3.11(a)(v) or (vi), then additional amounts thereafter borrowed under such Seller Debt Instruments, up to the amount previously repaid that did not satisfy the requirements of Section 3.11(a)(v) or (vi), shall again be subject to the restrictions in Section 3.11(a) or (ii) the debt represented in the Seller Debt Instruments be consolidated with other debt from any of Seller’s Affiliates (other than its own direct or indirect wholly-owed subsidiaries) or be replaced by a new credit arrangement providing for indebtedness of both EOC and one or more of its Affiliates (other than its own direct or indirect wholly-owed subsidiaries), Seller shall provide Buyer with a payment guarantee of Seller’s obligations for Development Costs under Section 2.3 of the Joint Development Agreement and under any Applicable Operating Agreement (as that term is defined in the Joint Development Agreement) from EOC’s ultimate parent entity (presently EXCO Resources, Inc.) in a form substantially similar to the Buyer Parent Guaranty Agreement, provided that such guaranty shall terminate at the same time that the Joint Development Agreement terminates, and the restrictions on use of consideration in Section 3.11(a) shall thereafter terminate and be of no further effect. If Buyer in the future enters into any agreement for borrowed money or security arrangements that are in whole or in part for the benefit of Buyer’s Affiliates (other than its own direct or indirect wholly-owed subsidiaries) as borrowers, Buyer shall provide Seller with a payment guarantee of Buyer’s obligations for Development Costs under Section 2.3 of the Joint Development Agreement and any Applicable Operating Agreement from Buyer’s ultimate parent entity (for this purpose, presently BG Energy Holdings Limited) in a form substantially similar to the Buyer Parent Guaranty Agreement, provided that such guaranty shall terminate at the same time that the JDA terminates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization, Existence. EOC is a limited partnership duly formed and validly existing under the laws of the State of Delaware. EPC is a limited partnership duly formed and validly existing under the laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Conveyed Interests) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

4.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary partnership action on the part of

Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Except as disclosed in Schedule 4.3 and assuming the receipt of all consents and the waiver of all preferential purchase rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license, or other material agreement to which any Seller is a party or by which any Seller or the Conveyed Interests may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to any Seller or any of the Conveyed Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than 60 days notice without payment of any fee, (d) requirements under the HSR Act and (e) preferential purchase rights set forth in Schedule 4.10, there are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the transfer of the Conveyed Interests (assuming the various limitations “to the extent assignable” are not present in the definition of “Conveyed Interests” for this purpose) or the consummation of the transactions contemplated by this Agreement by Seller.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or its Affiliates, and neither Seller nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

4.6 Foreign Person. EOC and EPC are each entities disregarded from EXCO Resources, Inc. EXCO Resources, Inc. (a) is not a “foreign person” within the meaning of Section 1445 of the Code and (b) is not an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

4.7 Claims and Litigation. Except as set forth in Schedule 4.7, there is no written claim for breach of contract, tort, or violation of Law, or investigation of which Seller has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative or arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing against Seller with respect to its ownership or operation of the Conveyed Interests or that, as of the date hereof, would have a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(iii) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by each party without penalty on 60 days or less notice;

(iv) any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract (a “Debt Instrument”);

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000;

(vi) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest Contracts;

(vii) any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date and will not be terminable by Buyer within 30 days or less notice other than the Joint Development Operating Agreement and the Joint Development Agreement;

(viii) any Applicable Contract that contains a call on production;

(ix) any Applicable Contract where the primary purpose thereof was to indemnify another Person;

(x) any executory Applicable Contract that constitutes a pending purchase and sale agreement, farmout agreement, exploration agreement, participation agreement or other Contract providing for the purchase, sale or earning of any material asset;

(xi) any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, other than a tax partnership);

(xii) any Applicable Contract that constitutes a joint operating agreement; and

(xiii) any Applicable Contract that is a seismic or other geophysical acquisition agreement or license.

(b) The Material Contracts are in full force and effect as to Seller and, to Seller’s Knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.8, there exist no material defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts. Except as set forth on Schedule 4.8 and except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all amendments thereto. Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(c) Except as set forth on Schedule 4.8, part 2, the Applicable Contracts do not include:

(i) any non-competition agreements or agreements that purport to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest Contracts:

(ii) any “tag along” or similar rights allowing a third party to participate in future sales of any of the Conveyed Interests;

(iii) any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts;

(iv) any Contracts with Affiliates of Seller which will remain in effect at the Closing.

4.9 No Violation of Laws. Except as set forth on Schedule 4.9, (a) there is no uncured violation by Seller of any applicable Laws with respect to the ownership and operation of the Assets, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect or (b) to Seller’s Knowledge, there is no uncured material violation by any other Person of any applicable Laws with respect to the ownership and operation of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.15.

4.10 Preferential Rights. Except as set forth in Schedule 4.10, there are no preferential rights to purchase that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby.

4.11 Royalties, Etc. Except for such items that are being held in suspense as permitted pursuant to applicable Law, Seller has paid in all material respects all royalties, overriding royalties and other burdens on production due by Seller with respect the Conveyed Interests.

4.12 Payout Status. To Seller’s Knowledge, Schedule 4.12 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.13 Imbalances. Schedule 4.13 sets forth all Imbalances associated with the Properties as of the Effective Time.

4.14 Current Commitments. Schedule 4.14 sets forth, as of the date of this Agreement, all authorities for expenditures or other current commitments (“AFE’s”) relating to the Conveyed Interests to drill or rework Wells or for other capital expenditures that in each case will be binding upon Buyer or the Conveyed Interests after Closing, for which all of the activities anticipated in such AFE’s have not been completed by the date of this Agreement.

4.15 Environmental.

(a) With respect to the Conveyed Interests, Seller has not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority in existence as of the date of this Agreement based on any Environmental Laws that relate to the future use of any of the Conveyed Interests and that require any remediation or other change in the present conditions of any of the Conveyed Interests.

(b) Except as set forth in Schedule 4.15, as of the date of this Agreement Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Conveyed Interests that: (i) interferes with or prevents compliance by Seller or the Assets with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of Seller to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

(c) To Seller’s Knowledge, all material reports, studies, written notices from environmental Governmental Authorities, tests, analyses, and other documents specifically addressing environmental matters related to Seller’s ownership or operation of the Properties, which are in Seller’s possession, have been made available to Buyer.

(d) Except as set forth on Schedule 4.15 and except for any matters that Buyer has claimed as Environmental Defects pursuant to Section 12.1(a), to Seller’s Knowledge, there are no material uncured violations of any applicable Environmental Laws with respect to the Assets and no material obligations to remediate conditions upon the Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

4.16 Taxes. Except as disclosed in Schedule 4.16:

(a) all Asset Taxes that have become due and payable have been properly paid;

(b) all returns with respect to Asset Taxes that are required to be filed by the owner of the Assets have been filed;

(c) Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened;

(d) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending;

(e) the tangible personal property transferred pursuant to this Agreement, if any, is being transferred incidental to the transfer of real property; the transfer of tangible personal property, if any, is of an undivided interest in such property upon which sales tax that was due has been paid; and Seller is not regularly engaged in the business of selling tangible personal property of the type being transferred pursuant to this Agreement in the State of Louisiana; and

(f) there are no liens for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Conveyed Interests other than statutory liens for current taxes not yet due.

4.17 Brokers Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.18 Drilling Obligations. Except to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or any Applicable Contract contain express provisions obligating Seller to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

4.19 Advance Payments. Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment therefor at or after the time of delivery.

4.20 Plugging and Abandonment.

(a) Except as set forth on Schedule 4.20, there are no Wells that constitute a part of the Assets (i) in respect of which Seller has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned; or (ii) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law.

(b) To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, the Applicable Contracts and pooling or unit orders.

(c) To Seller’s Knowledge, no Well is subject to penalties on allowables after the Effective Time because of overproduction.

4.21 Partnerships. Except as set forth on Schedule 4.21, none of Seller’s interests in the Conveyed Interests is subject to tax partnership reporting for federal income tax purposes. Schedule 4.21 sets forth all of Seller’s interest in the Properties that are deemed by agreement or applicable Law to be held by a partnership for federal tax purposes, and, to the extent any of the Properties are deemed by agreement or applicable Law to be held by a partnership for federal tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to such portion of the Properties being sold and purchased under this Agreement.

4.22 Permits. Seller possesses all material permits, licenses, orders, approvals, variances, waivers, franchises, rights, and other authorizations, required to be obtained from any Governmental Authority for conducting its business with respect to the Assets as presently conducted and there are no material uncured violations of the terms and provisions of such authorizations. To Seller’s Knowledge, any Third Parties which operate any of the Assets possess all material permits, licenses, orders, approvals, variances, waivers, franchises rights, and other authorizations, required to be obtained from any Governmental Authority for conducting their business with respect to the Assets and there are no material uncured violations of the terms and provisions of such authorizations. With respect to each such permit; Seller has not received written notice from any Governmental Authority of any violations of such permits that remains uncured.

4.23 Conveyed Interests Complete. The Conveyed Interests include a 50% undivided share (beneficial interest only where so described) in all equipment, material, Contracts, data and records and other property primarily used or primarily held for use by Seller or any of its Affiliates in connection with the ownership and use of the Properties and the disposal of Hydrocarbons therefrom, excluding the following: (a) all Excluded Assets, (b) all assets held by Seller solely in its capacity as operator of any Conveyed Interest as permitted pursuant to the applicable joint operating agreement or, to the extent listed on Schedule 4.23, all assets held by an Affiliate of Seller for use by Seller in its capacity as operator of any Conveyed Interest as permitted pursuant to the applicable joint operating agreement, (c) all assets of TGG Pipeline Ltd. and Talco Midstream Assets, Ltd., and (d) general corporate assets and services not specifically acquired or held for use with the Properties.

4.24 Nonconsent. No operations are being conducted or since October 2, 2006 have been conducted on the Properties with respect to which Seller has elected to be a nonconsenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

4.25 No Material Adverse Change. Except as set forth in Schedule 4.25, since the Effective Date up to the date of this Agreement, there has been no:

(a) material damage, destruction or loss to the Assets;

(b) Material Adverse Effect; or

(c) action that would have required the consent of Buyer under Section 6.1(b), (f) or (i), had those Sections then been in effect.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

5.1 Organization; Existence. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Seller will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other material agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4 Consents. There are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer and are not also required of Seller.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or Buyer Parent, and neither Buyer nor Buyer’s Parent is insolvent or generally not paying its debts as they become due.

5.6 Claims and Litigation. There is no written claims for breach of contract, tort or violation of Law or investigation of which Buyer has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative, or arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing against Buyer, or to which Buyer is a party, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Financing. Buyer has, or as of the Closing Date shall have, sufficient funds with which to pay the Closing Cash Consideration and consummate the transactions contemplated by this Agreement and following Closing Buyer will have sufficient funds to pay and meet its obligations under the Joint Development Agreement as and when called for under that Agreement.

5.8 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer, except to the extent of Seller’s express representations and warranties in Article IV hereof, in the Assignment, or in the certificate delivered by Seller at Closing pursuant to Section 9.3(k), (a) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.

5.9 Broker’s Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates shall have any responsibility.

5.10 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.11 Oil & Gas Interests. Other than as contemplated by this Agreement and the Transaction Documents, as of the date of this Agreement, Buyer and its Affiliates have no interests in any, nor have they entered into any contracts or agreements to acquire any, oil, gas and/or mineral leases, subleases, fee mineral interests, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place in the Subject Counties.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business. Except as set forth in Schedule 6.1 or as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, Seller agrees that from and after the date hereof until Closing, Seller will:

(a) maintain or cause its Affiliates to maintain, and if Seller or one of its Affiliates is the operator thereof, to operate, the Conveyed Interests in a good and workmanlike manner, consistent with past practice, and in accordance with the Applicable Contracts and applicable Laws in all material respects;

(b) maintain or cause its Affiliates to maintain the books of account and records relating to the Conveyed Interests in the usual, regular and ordinary manner, in accordance with US generally accepted accounting principles, and the usual accounting practices of each such Person;

(c) give written notice to Buyer as soon as is practicable (but within 5 Business Days) of any written notice received or given by Seller or any of Seller’s Affiliates with respect to (i) any alleged material breach of any Lease or Material Contract, (ii) any action to alter, terminate, rescind or procure a judicial reformation of any Lease or Material Contract or (iii) notice in writing of any new claim for damages or any new investigation, suit, action or litigation with respect to the Assets;

(d) except for (i) emergency operations related to well blowouts, fires, oil spills or other events that endanger property, lives or the environment, or (ii) operations required under presently existing AFE’s described on Schedule 4.14 or the 2009 Annual Work Program and Budget attached to the Joint Development Agreement as Exhibit “E-1”, not propose or commence any operations on the Conveyed Interests anticipated to cost (as to Seller’s or its Affiliates’ interest in the Conveyed Interests) in excess of $500,000 per operation or $10,000,000 in the aggregate; provided that with respect to emergency operations, Seller shall notify Buyer of said emergency as soon as reasonably practicable, and provided further that with respect to AFE’s in excess of $500,000 net to Seller’s (or its Affiliates’) interest in the Conveyed Interests, Seller shall forward same to Buyer as soon as reasonably practicable following receipt thereof and Buyer shall review and respond to same in writing to Seller within 5 Business Days of its receipt thereof (or within such lesser time as is required under the terms of the applicable Third Party agreement and stated in Seller’s notice, but in no event less than 24 hours after receipt) and if Buyer does not approve or reject any such AFE within such time period, Buyer shall be deemed to have responded to same in the same manner as Seller (or its Affiliate) elects to vote;

(e) not enter into, or permit any of its Affiliates to enter into, an Applicable Contract that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement, and not amend, waive any material right under or terminate (other than by failing to renew an existing term), or permit any of its Affiliates to amend, waive any material right under or terminate (other than by failing to renew an existing term), an Applicable Contract that is listed in a Schedule attached to this Agreement or that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement (either before the action proposed to be taken or as a result of the action proposed to be taken);

(f) not transfer, sell, mortgage, pledge, encumber or dispose of (or permit any Affiliates to do any of the foregoing) any portion of the Conveyed Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Conveyed Interests or for which replacement equipment of equal or greater value has been obtained;

(g) maintain insurance coverage on the Assets in the amounts and types currently in force;

(h) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Conveyed Interests;

(i) use commercially reasonable efforts to maintain in full force and effect all (x) Oil and Gas Interests, except where any such interest terminates pursuant to its existing term, and (y), all material Rights of Way and all material permits, licenses, orders, approvals, variances, waivers, franchises, rights and authorizations held by it and issued by any Governmental Authority with respect to the Properties, (in each case) except where any such Right of Way, permit, license, order, approval, variance, waiver, franchise, right or authorization terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;

(j) give prompt written notice to Buyer of any material damage to or destruction of any of the Assets; and

(k) not agree, whether in writing or otherwise, to do any of the things Seller has agreed not to do in this Section 6.1;

provided that, in the case of operations described in Section 6.1(d) which are undertaken to avoid any penalty provision of any applicable agreement or are proposed by Third Parties relating to drilling, sidetracking, deepening, reworking or other similar operations with respect to an existing or prospective well, if Buyer rejects the proposal within the time period permitted under Section 6.1(d) (but in no event shall such period be longer than 5 Business Days from Buyer’s receipt thereof), Seller may commit to the operation, in which case the operation shall be deemed to be a “Sole Risk Development Operation” in which Buyer is not participating under the terms of the Joint Development Agreement and no costs and expenses thereof, and no proceeds therefrom, shall be reflected in the adjustments pursuant to Article III. Buyer acknowledges that Seller owns undivided interests in certain of the Assets with respect to which it is not the operator, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller and which Seller or its Affiliates do not have the contractual right to control shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Conveyed Interests are transferable to Buyer. At or prior to Closing, Buyer shall deliver to Seller evidence of the posting of any bonds or other security required to be posted by Buyer as the owner of the Conveyed Interests with any applicable Governmental Authorities meeting the requirements of such authorities to own the Conveyed Interests.

6.3 Notifications. If either Seller or Buyer obtains actual knowledge that the other Party apparently has breached a representation, warranty, covenant or other agreement under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. If any of Seller’s or Buyer’s representations or warranties is untrue, or Seller’s or Buyer’s covenants or agreements have not been performed or observed, but such breach or failure is cured to the reasonable satisfaction of the other Party by Closing (or, if Closing does not occur, by the Termination Date), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement. Notwithstanding the other terms of this Section 6.3, the other provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by Buyer’s or Seller’s knowledge of any event, or failure to provide notice of the same, or Buyer’s or Seller’s review of any documents or other matters.

6.4 HSR Act. Within 10 Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the filings made pursuant to this Section 6.4 shall be borne one-half by Seller and one-half by Buyer.

6.5 Amendment to Schedules. As of the Closing Date, all Schedules to Article IV may be deemed amended and supplemented by Seller to include reference to any matter (a) relating to Seller or the Assets which first arises or occurs after the date of this Agreement and does not result from a breach by Seller of any provision of Article IV, or this Article VI or (b) which results in an adjustment to the Closing Cash Consideration pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any Conveyed Interest from the transactions contemplated by this Agreement.

6.6 Non-Solicitation of Employees. From and after the date of this Agreement until the date that is 1 year after the Closing Date, Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Seller or its Affiliates with whom Buyer or its Affiliates have had direct contact with as part of its evaluation, negotiation or consummation of the transactions contemplated hereby without obtaining the prior written consent of Seller; provided, however, that the term “solicit for employment” shall not include general solicitations of employment not specifically directed towards employees of Seller or its Affiliates.

6.7 Assignment of Downstream Contract Interests. The Parties agree to comply with the terms of Exhibit F hereto with respect to Seller’s downstream transportation contracts.

6.8 AMI. The Parties acknowledge that Seller or its Affiliates will be acquiring additional Leases in the East Texas/North Louisiana Area from and after the date of this Agreement (the “Additional Interests”). Such Additional Interests shall be excluded from the transactions contemplated by this Agreement (and no adjustment shall be made to the Closing Cash Consideration or the Carried Cost Obligation as a result thereof) and the Parties agree that, upon Closing, Seller or any such Affiliate shall offer to Buyer its 50% undivided share of any such Additional Interests pursuant to Article 9 of the Joint Development Agreement.

6.9 Enforcement of Third Party Warranties, Guarantees and Indemnities. Seller agrees that, to the extent pertaining to the Conveyed Interests described in Sections 2.1(a), 2.1(b) or 2.1(c) as of the Closing Date and relating to the period from and after the Effective Time, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, all of Seller’s rights against Third Parties under any warranties, guarantees or indemnities given by such Third Parties with respect to such Conveyed Interests.

6.10 Negotiation of Ancillary Agreements. Each of Seller and Buyer shall use its reasonable efforts to complete negotiation of and agree in writing upon the form of the Ancillary Agreements, and, subject to each Party obtaining board of director or other similar management approval, to execute and deliver the Contribution Agreement, at least 5 Business Days prior to the scheduled Closing Date under Section 9.1.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No material suit, action, or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined pursuant to Section 11.2(g) and the sum of all Closing Cash Consideration adjustments determined pursuant to Section 11.2(d)(i)(B) less the sum of all Title Benefit Amounts determined pursuant to Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(b)(i) and the sum of all Closing Cash Consideration adjustments determined pursuant to Section 12.1(b)(iii), shall be less than $211,000,000.

7.5 HSR Act. Any waiting period applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

7.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed on Schedule 4.4, Part 2 for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by Seller.

7.7 Contribution Agreement. Closing shall be simultaneously occurring under the Contribution Agreement.

7.8 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3, including the documents required under Section 9.3(n).

7.9 No Material Event. No Material Event with respect to Seller or its Affiliates shall have occurred and be continuing and no material default by Seller or its Affiliates under any Seller Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any Seller Debt Instrument shall have occurred and be continuing.

7.10 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

7.11 Ancillary Agreements. All Ancillary Agreements shall have been agreed upon by the Parties in writing in form satisfactory to Buyer, in its discretion, and the Contribution Agreement shall have been executed and delivered by both Parties.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action, or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined pursuant to Section 11.2(g) and the sum of all Closing Cash Consideration

adjustments determined pursuant to Section 11.2(d)(i)(B) less the sum of all Title Benefit Amounts determined pursuant to Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(b)(i) and the sum of all Closing Cash Consideration adjustments determined pursuant to Section 12.1(b)(iii), shall be less than $211,000,000.

8.5 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

8.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed in Schedule 4.4, Part 2, for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by Seller.

8.7 Contribution Agreement. Closing shall be simultaneously occurring under the Contribution Agreement.

8.8 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

8.9 No Material Event. No Material Event with respect to Buyer or Buyer Parent shall have occurred and be continuing and no material default by Buyer or Buyer Parent under any Buyer Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any Buyer Debt Instrument shall have occurred and be continuing.

8.10 Ancillary Agreements. All Ancillary Agreements shall have been agreed upon by the Parties in writing in form satisfactory to Seller, in its discretion, and the Contribution Agreement shall have been executed and delivered by both Parties.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the terms and conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on August 13, 2009, or if all conditions to Closing in Articles VII or VIII have not yet been satisfied or waived by that date, as soon thereafter as such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date”.

9.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins LLP, Suite 3700, 2001 Ross Avenue, Dallas, Texas 75201 or such other location as Buyer and Seller may agree upon in writing.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties and parishes, covering the Conveyed Interests;

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and of federal leases comprising portions of the Conveyed Interests, if any;

(c) Seller and Buyer shall execute and deliver an acknowledgement of the Preliminary Settlement Statement;

(d) Buyer shall deliver to EOC, as agent on behalf of Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Closing Cash Consideration, less the amount of the Deposit, and Buyer and Seller shall deliver instructions to the Escrow Agent authorizing the release of the Subsequent Deposit to Seller pursuant to the terms of the Escrow Agreement;

(e) Seller shall deliver on forms supplied by Buyer and reasonably acceptable to Seller transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(f) EXCO Resources, Inc. shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2);

(g) Seller and Buyer shall execute and deliver the Joint Development Agreement;

(h) RESERVED;

(i) RESERVED;

(j) Buyer shall execute and deliver a certificate from an officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled by Buyer;

(k) Seller shall execute and deliver a certificate from an officer of Seller certifying on behalf of Seller that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled by Seller;

(l) Buyer shall deliver a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of the Closing, (i) attaching, and certifying on behalf of Buyer as complete and correct, copies of (A) the certificate of formation and limited liability company agreement of Buyer, each as in effect as of the Closing, and (B) the resolutions of the members of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing;

(m) Seller shall deliver a certificate duly executed by the secretary or any assistant secretary of the general partner of each of EOC and EPC, dated as of the Closing, (i) attaching, and certifying on behalf of such general as complete and correct, copies of (A) the certificate of limited partnership and agreement of limited partnership of EOC or EPC, as applicable, and the certificate of incorporation and the bylaws of such general partner, all as in effect as of the Closing, (B) the resolutions of the partners of EOC or EPC, as applicable, authorizing the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby and (C) the resolutions of the board of directors of such general partner authorizing the execution of this Agreement and such other documents on behalf of EOC or EPC, as applicable, and (ii) certifying on behalf of such general partner the incumbency of each officer of such general partner executing this Agreement or any document delivered in connection with the Closing;

(n) Seller shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by Seller or its Affiliates affecting the Conveyed Interests and relating to the Seller Debt Instruments; and

(o) Seller and Buyer shall execute and deliver any other Transaction Documents and other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 above, 30 days following the Closing, Seller shall deliver to Buyer possession of the Records.

ARTICLE X

ACCESS / DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours, to the Assets and all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall, and shall cause all Buyer’s Representatives to, abide by Seller’s, and any Third Party operator’s safety rules, regulations, and operating policies of which they are informed while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(b) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Properties, Buyer shall furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted and a description of the approximate location and expected timing of such activities. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Properties, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative.” Seller hereby approves ERM NA Holdings Corp., ERM Group Holdings Limited and any Affiliate thereof as an environmental consulting firm that may conduct such Invasive Activities and such environmental consulting firm is hereby deemed to be a “Buyer’s Representative.” Seller shall have the right, at its option and expense, to split any samples collected from the Properties with Buyer.

(c) Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and Seller Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violation of Seller’s or its Affiliate’s or any Third Party operator’s rules, regulations or operating policies of which Buyer or the Buyer’s Representative associated with the Liabilities had been informed, arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF SELLER INDEMNIFIED PARTIES.

(d) Buyer agrees to review the report prepared by Environmental Resource Management Southwest, Inc. with respect to certain of the Assets and to disclose to Seller such portions thereof as Buyer deems reasonably appropriate to support any claims for Environmental Defects, or otherwise deems reasonably appropriate, and which Buyer does not believe in good faith need to remain privileged. Neither Buyer by its delivery of said documents nor Seller by its receipt of said documents or otherwise shall be deemed to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all physical damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better physical condition than it was prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, and (b) the Excluded Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSIGNMENT OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(k), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(k) AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM

THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(k), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 4.15 AND AS REPEATED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(k), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) Seller and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XI

TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

11.1 General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in the Assignment with respect to the Conveyed Interests and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) on or before the applicable Title Defect Claim Date, shall be as set forth in Section 11.2 and (b) without duplication, from and after the applicable Title Defect Claim Date, shall be pursuant to the special warranty of title set forth in the Assignment and under Section 13.2(b) relating to a breach by Seller of Section 6.1(f) or Section 6.1(h).

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before the applicable Title Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Article XI. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1 above), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before an applicable Title Defect Claim Date, provided that any breach of Section 4.7 or Section 4.25 which could also be a Title Defect may be resolved pursuant to Article XIII, or as a Title Defect pursuant to this Article XI, but not both, and, provided further, that any breach of Section 4.4 or Section 4.10 shall be resolved only pursuant to such section and may not be asserted as a Title Defect. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Subject Wells or Leases affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value and Allocated Carry of the Conveyed Interest in each Title Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value and Allocated Carry of the Conveyed Interest in each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the applicable Title Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Title Defect Claim Date, provided that failure to provide preliminary notice of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect hereunder. Buyer shall also on or before the applicable Title Defect Claim Date furnish Seller with written notice of any Title Benefit which is reported by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the applicable Title Defect Claim Date.

(b) Title Benefit Notices. In addition to any Title Benefits reported by Buyer pursuant to Section 11.2(a), Seller shall have the right, but not the obligation, to deliver to Buyer on or before an applicable Title Defect Claim Date a notice setting forth any additional matters which, in Seller’s reasonable opinion, constitute Title Benefits and which Seller intends to assert as Title Benefits pursuant to this Article XI (each, a “Title Benefit Notice”). To be effective, each Title Benefit Notice shall be in writing, and shall include (i) a description of the Title Benefit, (ii) the Subject Wells or Leases affected by the Title Benefit, (iii) supporting documents available to Seller reasonably necessary for Buyer to verify the existence of the alleged Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value and Allocated Carry of the Conveyed Interest in each affected Lease is increased by the alleged Title Benefit and the computations upon which Seller’s belief is based. Except, in the case of Title Benefits arising during Seller’s period of ownership, for purposes of defending against or paying any claim that Seller has breached its special warranty of title under the Assignment and other than Title Benefits which Buyer is required to report to Seller pursuant to Section 11.2(a), Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the applicable Title Defect Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to (i) Closing, in the case of any Pre-Closing Title Defects, and (ii) the Post-Closing Title Defect Remedy Date, in the case of any Post-Closing Title Defects (in each case, the “Cure Period”), any Title Defects of which it has been advised by Buyer.

(d) Remedies for Title Defects.

(i) In the event that any Pre-Closing Title Defect is not waived in writing by Buyer or cured on or before Closing, then, subject to Seller’s right to dispute the existence of such Title Defect and/or the Title Defect Amount or Title Carry Reduction Amount asserted with respect thereto, the Parties shall mutually elect to:

(A) subject to the Individual Title Defect Threshold and the Title Deductible, reduce the Closing Cash Consideration by an amount equal to the Title Defect Amount of such Title Defect and reduce the Carried Cost Obligation by an amount equal to the Title Carry Reduction Amount for such Title Defect;

(B) have Seller retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Closing Cash Consideration shall be reduced by an amount equal to the Allocated Value of the Conveyed Interest attributable to such Title Defect Property, the Carried Cost Obligation shall be reduced by an amount equal to the Title Carry Reduction Amount attributable to such Title Defect Property, and such property and assets shall become Excluded Assets hereunder; or

(C) have Seller indemnify Buyer with respect to such Title Defect by an indemnity in form and substance satisfactory to Buyer.

In the event that the Parties do not agree in writing by Closing on an election of alternative (A), (B) or (C) above with respect to any Pre-Closing Title Defect, they shall be deemed to have elected alternative (A), provided that if the existence of a Pre-Closing Title Defect or the Title Defect Amount asserted with respect thereto is disputed, no reduction shall be made in the Closing Cash Consideration pursuant to Section 3.3(b)(ii) at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 3.6, or if not yet then resolved, thereafter.

(ii) With respect to any Post-Closing Title Defect that has not been waived in writing by Buyer, or cured on or before the Post-Closing Title Defect Remedy Date, subject to Seller’s right to dispute the existence of such Title Defect and/or the Title Defect Amount or Title Carry Reduction Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Title Deductible, the Parties shall mutually elect to:

(A) subject to the Individual Title Defect Threshold and the Title Deductible, make a payment from Seller to Buyer in an amount equal to the Title Defect Amount of such Title Defect, and reduce the Carried Cost Obligation by an amount equal to the Title Carry Reduction Amount for such Title Defect;

(B) have Buyer reassign to Seller, with special warranty of title against claims by, through or under Buyer, but not otherwise, the Title Defect Property that is subject to such Title Defect, together with all associated Assets, and, concurrently therewith, Seller shall pay to Buyer an amount equal to the Allocated Value of the Conveyed Interest attributable to such Title Defect Property and the Carried Cost Obligations shall be reduced by an amount equal to the Title Carry Reduction Amount attributable to such Title Defect Property, and such property and assets shall become Excluded Assets hereunder; or

(C) have Seller indemnify Buyer with respect to such Title Defect by an indemnity in form and substance satisfactory to Buyer.

In the event that the Parties do not agree in writing by the Post-Closing Title Defect Remedy Date on an election of alternative (A), (B) or (C) above with respect to any Post-Closing Title Defect, they shall be deemed to have elected alternative (A), provided that if the existence of a Post-Closing Title Defect or the Title Defect Amount asserted with respect thereto is disputed, no payment shall be made until the dispute is resolved pursuant to Section 11.2(j).

(e) Remedies for Title Benefits.

(i) In the case of each Pre-Closing Title Benefit, the Closing Cash Consideration shall be increased by an amount equal to the Title Benefit Amount of such Title Benefit and the Carried Cost Obligation shall be increased by an amount equal to the Title Carry Increase Amount for such Title Benefit, provided that if the existence of a Pre-Closing Title Benefit or the Title Benefit Amount with respect thereto is disputed, no increase shall be made to the Closing Cash Consideration pursuant to Section 3.3(a)(ii) at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 3.6, or if not yet then resolved, thereafter.

(ii) In the case of each Post-Closing Title Benefit, the aggregate Title Defect Amounts attributable to all uncured Post-Closing Title Defects shall be reduced by an amount equal to the Title Benefit Amount of such Title Benefit and the aggregate Title Carry Reduction Amounts attributable to all uncured Post-Closing Title Defects shall be reduced by an amount equal to the Title Carry Increase Amount for such Title Benefit.

(iii) Notwithstanding anything to the contrary, (A) in no event shall there be any adjustments to the Closing Cash Consideration or reductions to the aggregate Title Defect Amount or increases in the Carried Cost Obligation for any individual Title Benefit for which the Title Benefit Amount does not exceed $75,000 (“Individual Title Benefit Threshold”), (B) in no event shall there be any adjustments to the Closing Cash Consideration or reductions to the aggregate Title Defect Amount or increases in the Carried Cost Obligation unless the sum of the Title Benefit Amounts of all Title Benefits in excess of the Individual Title Benefit Threshold exceeds $10,550,000, (C) in no event shall there be any adjustments to the Closing Cash Consideration or reductions to the aggregate Title Defect Amount to the extent the aggregate of such Title Benefit Amounts in excess of the Individual Title Benefit Threshold exceed the aggregate Title Defect Amounts and (D) in no event shall there be any increases in the Carried Cost Obligation (I) unless there is an adjustment for the related Title Benefit Amount, and then only in the same proportion as an adjustment is made for the related Title Benefit Amount or (II) to the extent the aggregate of Title Carry Increase Amounts related to Title Benefit Amounts in excess of the Individual Title Benefit Threshold exceed the aggregate Title Carry Reduction Amounts. The Parties agree that if the same Title Benefit affects more than one Lease, then the Title Benefit Amounts for each Lease affected by such Title Benefit shall be aggregated for the purposes of determining whether the Individual Title Benefit Threshold has been met with respect to such Title Benefit.

(f) Exclusive Remedy. Except for Seller’s special warranty of title under the Assignment and Buyer’s rights under Section 13.2(a) relating to a breach by Seller of Sections 4.7 or 4.25 which could also be a Title Defect and under Section 13.2(b) relating to a breach by Seller of Section 6.1(f) or 6.1(h), Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset.

(g) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Conveyed Interest attributed to the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A-1, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A-1 for such Lease from 100%) and the Working Interest is not reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of the Conveyed Interest attributed to such

Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A-1, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A-1 for such Lease from 100%);

(iv) If the Title Defect represents a discrepancy between (A) the Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A-1, then the Title Defect Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Title Defect Property;

(v) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Conveyed Interest attributed to the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Conveyed Interest attributable to the Title Defect Property;

(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount pertaining to such Title Defect Property hereunder; and

(vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Conveyed Interest attributable to such Title Defect Property.

The Title Carry Reduction Amount resulting from a Title Defect shall equal the same percentage of the Allocated Carry for each affected Lease that the Title Defect Amount bears to the Allocated Value of such Lease. Notwithstanding anything to the contrary in this Article XI, the aggregate Title Carry Reduction Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Carry of the Conveyed Interest attributable to such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii) if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Subject Well or Lease and (B) the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A-1, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A-1 for such Lease from 100%) and the Working Interest is not increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of the Conveyed Interest attributable to the affected Subject Well or Lease multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A-1, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A-1 for such Lease from 100%); provided that if the Net Revenue Interest increase does not affect the Subject Well or Lease throughout the entire life of the Subject Well or Lease, the Title Benefit Amount determined under this Section 11.2(h) shall be reduced to take into account the applicable time period only; and

(iii) If the Title Benefit represents a discrepancy between (A) the Net Acres for any Lease and (B) the Net Acres for such Lease stated in Exhibit A-1, then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Lease.

The Title Carry Increase Amount resulting from a Title Benefit shall equal the same percentage of the Allocated Carry for each affected Lease that the Title Benefit Amount bears to the Allocated Value of such Lease.

(i) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by Seller (including Section 11.2(d)(ii)) or reductions in the Carried Cost Obligation for any individual Title Defect for which the Title Defect Amount does not exceed $75,000 (“Individual Title Defect Threshold”), (ii) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by Seller or reductions in the Carried Cost Obligation (for any Title Defect that exceeds the Individual Title Defect Threshold) pursuant to Sections 11.2(d)(i)(A) and 11.2(d)(ii)(A) unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defect Amounts attributable to Title Defects cured by Seller, Title Defect Properties retained by Seller pursuant to Section 11.2(d)(i)(B) or Title Defect Properties for which Seller indemnifies Buyer pursuant to Section 11.2(d)(i)(C), exceeds (B) the Title Deductible, after which point Buyer shall be entitled to such remedies only with respect to aggregate Title Defect Amounts in excess of such Title Deductible and (iii) in no event shall there be any decreases in the Carried Cost Obligation unless there is an adjustment for the related Title Defect Amount, and then only in the same proportion as an adjustment is made for the related Title Defect Amount. The Parties agree that if the same Title Defect affects more than one Lease, then the Title Defect Amounts for each Lease affected by such Title Defect shall be aggregated for the purposes of determining whether the Individual Title Defect Threshold has been met with respect to such Title Defect. If the Parties elect to have Seller retain any Title Defect Property pursuant to Section 11.2(d)(i)(B), the Closing Cash Consideration shall be reduced by the Allocated Value of the Conveyed Interest attributable to such Title Defect Property, the Carried Cost Obligation shall be reduced by the Allocated Carry of the Conveyed Interest attributable to such Title Defect Property, and the Title Defect Amount relating to such Conveyed Interest will not be counted towards the Title Deductible.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all disputes (i) relating to Pre-Closing Title Defects, Pre-Closing Title Benefits and Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and Title Carry Increase Amounts relating thereto prior to Closing or (ii) relating to Post-Closing Title Defects, Post-Closing Title Benefits, and the Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and Title Carry Increase Amounts relating thereto prior to the Post-Closing Title Remedy Date. If Seller and Buyer are unable to agree by such date, such disputes shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the applicable Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the 5 year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 11.2(g) and 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount or Title Carry Reduction Amount than the Title Defect Amount or Title Carry Reduction Amount claimed by Buyer in its applicable Title Defect Notice nor a lower Title Defect Amount or Title Carry Reduction Amount than the Title Defect Amount or Title Carry Reduction Amount proposed by Seller in its response to such Title Defect Notice and may not award Seller a greater Title Benefit Amount or Title Carry Increase Amount than the Title Benefit Amount or Title Carry Increase Amount claimed by Seller in its applicable Title Benefit Notice nor a lower Title Benefit Amount or Title Carry Increase Amount than the Title Benefit Amount or Title Carry Increase Amount proposed by Buyer in its response to such Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and/or Title Carry Increase Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or any Title Benefit Amount is not taken into account as an adjustment to the Closing Cash Consideration pursuant to Section 3.5 or Section 3.6 and the applicable Party would otherwise be entitled to an adjustment under the provisions of this Section 11.2, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to such Title Defect Amount or such Title Benefit Amount, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.

Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Consideration shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6, Section 3.7 or this Section 11.2.

11.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Conveyed Interest, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, and Buyer shall not assert such matters as any casualty losses or Title Defects hereunder.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, then Buyer shall not as a result be excused from Closing and Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify Buyer through a document to be delivered at Closing reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair or restore any Assets affected by such casualty or taking. In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, to the extent (and only to the extent) attributable to the Conveyed Interests threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Conveyed Interests.

11.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each preferential purchase right pertaining to a Conveyed Interest and the transactions contemplated hereby, Seller, within 10 days after the date of this Agreement, shall send to the holder of each such right a notice, in material compliance with the contractual provisions applicable to such right requesting a waiver of such right. In addition, Seller, within 10 days after the date of this Agreement, shall send to each holder of a right to consent to assignment pertaining to the Conveyed Interests and the transactions contemplated hereby a notice seeking such holder’s consent to the transaction contemplated hereby. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article IX and the obligation to bear the Allocated Carry for such Conveyed Interest based upon the terms of the Joint Development Agreement. The consideration payable under this Agreement for any particular Conveyed Interest for purposes of preferential purchase right notices shall be the Allocated Value of such Conveyed Interest. Seller shall use commercially reasonable efforts to cause such waivers of preferential purchase rights (or exercise thereof) and consents to assignment to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required waivers and consents.

(b) If, prior to the Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its preferential purchase right applies, then the Conveyed Interest shall be excluded from the Conveyed Interests to be conveyed to Buyer to the extent of the interest affected by the preferential purchase right, the Closing Cash Consideration shall be reduced by the Allocated Value of the relevant Conveyed Interest and the Carried Cost Obligation shall be reduced by the Allocated Carry for the relevant Conveyed Interest (and such Conveyed Interest shall no longer be considered subject to this Agreement for purposes of the other adjustments in Section 3.3). Seller shall be entitled to all proceeds paid by a Person exercising a preferential purchase right prior to the Closing. If such holder of such preferential purchase right thereafter fails to consummate the purchase of the Conveyed Interest covered by such right, then Seller shall so notify Buyer, and Buyer shall purchase on or before 10 days following receipt of such notice, subject to Buyer’s satisfaction that such preferential purchase right has been waived or the time for exercising such right has expired, such Conveyed Interest from Seller, under the terms of this Agreement for a price equal to the portion of the Closing Cash Consideration previously allocated to it, as adjusted pursuant to Section 3.3. and the Carried Cost Obligation shall be increased by the amount of the previous reduction for the Allocated Carry.

(c) All Conveyed Interests for which preferential purchase rights have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall be sold to Buyer at the Closing pursuant to the provisions of this Agreement.

(d) If (i) Seller fails to obtain a required consent prior to the Closing and the failure to obtain such consent would cause (A) the assignment of the Conveyed Interest affected thereby to Buyer to be void or (B) the termination of a Lease under the express terms thereof or (ii) a consent requested by Seller is denied in writing and in either case, (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or Buyer has waived in writing the requirement with respect to such consent under Section 7.6, then that portion of such Conveyed Interest shall be excluded from the Conveyed Interests to be conveyed to Buyer, the Closing Cash Consideration shall be reduced by the Allocated Value of that portion of such Conveyed Interest and the Carried Cost Obligation shall be reduced by the Allocated Carry of that portion of such Conveyed Interest. In the event that a required consent (with respect to a Conveyed Interest excluded pursuant to this Section 11.4(d)) that was not obtained prior to Closing is obtained following Closing then within 10 days after such consent is obtained, Buyer shall purchase such Conveyed Interest that was so excluded, pay to Seller the amount by which the Closing Cash

Consideration was reduced with respect to such Conveyed Interest or portion thereof, the Carried Cost Obligation shall be increased by the amount of the previous reduction for the Allocated Carry and Seller shall assign to Buyer such Conveyed Interest or portion thereof pursuant to the Assignment.

(e) If (i) Seller fails to obtain a required consent prior to the Closing and the failure to obtain such consent would not cause (A) the assignment of the Conveyed Interest affected thereby to Buyer to be void or (B) the termination of a Lease under the express terms thereof, and (ii) the consent is not denied in writing and (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or Buyer has waived in writing the requirement with respect to such consent under Section 7.6, then the portion of the Conveyed Interest subject to such failed consent shall be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such consent; provided that if the affected Conveyed Interest subject to such requirement is a Subject Well or Lease, then Buyer may elect prior to Closing to treat the unsatisfied consent requirement affecting such Subject Well or Lease as a Pre-Closing Title Defect (provided that such Title Defect shall not be subject to the Individual Title Defect Threshold or the Title Deductible) and receive the appropriate adjustment to the Closing Cash Consideration in accordance with Section 11.2.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Environmental Defects.

(a) Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.15 and Buyer’s rights under Section 13.2, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (iii) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

(b) Remedies for Environmental Defects. In the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to Seller’s right to dispute the existence of a Environmental Defect and/or the Remediation Amount asserted with respect thereto, the Parties shall mutually elect to:

(i) subject to the Individual Environmental Threshold and the Environmental Deductible, reduce the Closing Cash Consideration by the Remediation Amount;

(ii) to the extent attributable to the Conveyed Interests, have Seller assume responsibility for the Remediation of such Environmental Defect and indemnify and hold harmless the Buyer Indemnified Parties from and against all Liabilities associated with such Environmental Defect and Remediation by an indemnity in form and substance satisfactory to Buyer;

(iii) retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Closing Cash Consideration shall be reduced by an amount equal to the Allocated Value of the affected Conveyed Interest and the Carried Cost Obligation shall be reduced by an amount equal to the Allocated Carry for the affected Conveyed Interest; or

(iv) to the extent attributable to the Conveyed Interests, have Seller indemnify and hold harmless the Buyer Indemnified Parties from and against all Liabilities associated with such Environmental Defect by an indemnity in form and substance reasonably satisfactory to Buyer.

In the event the Parties do not agree in writing by Closing on an election of alternative (i), (ii), (iii) or (iv) above with respect to any Environmental Defect, they shall be deemed to have elected alternative (i), provided that if the existence of the Environmental Defect or the Remediation Amount is disputed, no reduction shall be made in the Closing Cash Consideration pursuant to Section 3.3(b)(iii) at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 3.6, or if not yet then resolved, thereafter. If the Parties elect the option set forth in clause (i) above, then Buyer shall be deemed to have assumed responsibility for 50% of the costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to Seller’s interest in the underlying properties prior to the Closing) and 50% of all Liabilities (net to Seller’s interest in the underlying properties prior to the Closing) with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations. If the Parties elect the option set forth in clause (ii) above, Seller shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (B) upon receipt of a certificate from a licensed professional engineer reasonably acceptable to Buyer that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

(c) Exclusive Remedy. Subject Buyer’s remedy for a breach of Seller’s representation contained in Section 4.15 and Buyer’s rights under Section 13.2, Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect. No matter claimed as an Environmental Defect pursuant to this Article XII may also be claimed as a breach of Section 4.15.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (“Individual Environmental Threshold”), and (ii) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold pursuant to Section 12.1(b)(i) unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Remediation Amounts attributable to Conveyed Interests that are subject to Environmental Defects which Seller assumes pursuant to Section 12.1(b)(ii), Environmental Defects that Seller retains pursuant to Section 12.1(b)(iii) and Environmental Defects which Seller indemnifies Buyer pursuant to Section 12.1(b)(iv) and any Environmental Defects cured by Seller, (B) exceeds the Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Closing Cash Consideration only with respect to aggregate Remediation Amounts in excess of such Environmental Deductible. If the Parties elect for Seller to retain any Conveyed Interests related to any Environmental Defect pursuant to Section 12.1(b)(iii), the Closing Cash Consideration shall be reduced by the Allocated Value of such retained Conveyed Interests, the Carried Cost Obligation shall be reduced by the Allocated Carry for such retained Conveyed Interests, and the Remediation Amount for the Environmental Defect relating to such retained Conveyed Interests will not be counted towards the Environmental Deductible.

(e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Conveyed Interests are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The

Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice nor a lower Remediation Amount than the Remediation Amount proposed by Seller in its response to such Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Closing Cash Consideration pursuant to Section 3.5 or Section 3.6 and the applicable Party would otherwise be entitled to an adjustment under the provisions of this Section 12.1, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to this Section 12.1, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Consideration shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6, Section 3.7 or this Section 12.1.

12.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. This Section shall not limit Buyer’s remedies under the other terms of this Agreement.

ARTICLE XIII

ASSUMPTION; SURVIVAL, INDEMNIFICATION

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any title or environmental indemnity agreement entered into by the Parties pursuant to this Agreement or the special warranty of title under the Assignment, and provided that Seller and the other Seller Indemnified Parties shall not be entitled to bring any claim with respect to any such matter attributable to the period prior to the Effective Time that does not individually exceed $75,000, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including but not limited to obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests, including obligations to (a) furnish makeup gas and/or settle Imbalances attributable to the Conveyed Interests according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Conveyed Interests, (c) pay the proportionate share attributable to the Conveyed Interests to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) pay the proportionate share attributable to the Conveyed Interests to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Conveyed Interests, (e) pay the proportionate share attributable to the Conveyed Interests to clean up, restore and/or remediate the premises covered by or related to the Conveyed Interests in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Conveyed Interests to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by any Law including the payment of all taxes for which Buyer is responsible pursuant to Section 15.2 but excluding other taxes, and (g) pay the proportionate share of the Liabilities attributable to the action described under No. 2 in Schedule 4.7 with respect to the ownership or operation of the Conveyed Interests from and after the Effective Time (the “Coll Litigation Liabilities”) (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller attributable to the Conveyed Interests to the extent that they are:

(i) attributable to or arise out of the ownership, use or operation of the Excluded Assets, or any assets excluded from the Conveyed Interests pursuant to the terms hereof;

(ii) except with respect to the Coll Litigation Liabilities, attributable to or arise out of the actions, suits or proceedings, if any, set forth on Schedule 4.7;

(iii) attributable to Seller’s disposal or transportation of any Hazardous Substances attributable to its ownership or operation of the Conveyed Interests to any location not on the Conveyed Interests, or lands pooled or unitized therewith;

(iv) attributable to any amount that would be, pursuant to Section 3.3(a)(i)(z), excluded from the adjustment to the Closing Cash Consideration for Operating Expenses and other costs and expenses paid by Seller that are attributable to the Conveyed Interests during the Interim Period;

(v) attributable to any Hedge Contract;

(vi) attributable to any ERISA Liability, Income Tax Liability or Franchise Tax Liability;

(vii) attributable to royalty, overriding royalty and other burdens on production of Hydrocarbons from the Properties held in suspense by Seller as of Closing, or any interest accrued in escrow accounts for such suspended funds;

(viii) attributable to wells on the Properties that were permanently abandoned prior the Effective Time;

(ix) attributable to obligations with respect to the period prior to Closing and payable to any Affiliate of Seller, other than for goods or services furnished in the ordinary course of business, or Overhead Costs;

(x) Operating Expenses for which Seller is responsible under Section 2.3; or

(xi) attributable to the duties of Seller as operator of the Conveyed Interests (as distinguished from the duties of Seller as a joint tenant in the Properties comprising the Conveyed Interests).

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise in this Article XIII, Seller is responsible for, shall pay on a current basis, and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities (other than Coll Litigation Liabilities), arising from, based upon, related to or associated with:

(a) any breach by Seller of its representations or warranties contained in Article IV;

(b) any breach by Seller of its covenants and agreements under this Agreement other than under Article XIV;

(c) (i) any act or omission by Seller involving or relating to the Excluded Assets or any other assets excluded from the Conveyed Interests pursuant to the terms hereof (other than the Additional Interests in which Buyer elects to participate), or (ii) the actions, suits or proceedings, if any, set forth on Schedule 4.7;

(d) any claim for personal injury or death relating to the Conveyed Interests and occurring prior to the Closing Date to the extent arising out of or attributable to the period of Seller’s ownership of the Conveyed Interests prior to the Closing Date;

(e) the disposal or transportation of any Hazardous Substances from Conveyed Interests operated by Seller attributable to the period of Seller’s ownership of the Conveyed Interests to any location not on the Assets or lands pooled or unitized therewith in violation of any Environmental Law;

(f) any payments for royalties or overriding royalties attributable to sales of Hydrocarbons produced from the Conveyed Interests prior to the Effective Time;

(g) any royalty, overriding royalty and other burdens on production of Hydrocarbons from the Properties held in suspense by Seller as of Closing, or any interest accrued in escrow accounts for such suspended funds;

(h) any Liability of Seller for gross negligence or willful misconduct solely in connection with its operation prior to the Closing of any of the Conveyed Interests in its capacity as operator thereof (and not as a joint tenant is the properties comprising the Conveyed Interests); or

(i) any ERISA Liability, Income Tax Liability or Franchise Tax Liability.

13.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by Buyer of its representations or warranties contained in Article V;

(b) any breach by Buyer of its covenants and agreements under this Agreement other than under Article XIV; or

(c) the Assumed Obligations,

but excepting (in each case) Liabilities against which Seller is required to indemnify Buyer under Section 13.2 at the time that the Claim Notice is presented by the Seller Indemnified Party to Buyer.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under this Agreement unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to Seller under this Article XIII and for which Seller is liable exceeds $75,000, and (ii) the aggregate amount of all Liabilities for which Seller is liable under this Agreement after the application of the provisions of clause (i) above exceeds $15,825,000 and then only to the extent such damages or costs exceed $15,825,000; provided that Seller’s indemnities under Sections 13.2(c) through 13.2(i), and Seller’s indemnities in Section 13.2(b) for breaches of Articles II, III, IX, XI, XII and XV, shall not be limited by this Section 13.4(a). For purposes of determining whether there has been a breach of any of Seller’s representations and warranties for which Buyer is entitled to indemnification under Section 13.2(a), any dollar or materiality qualifiers in Seller’s representations or warranties (except for Seller’s representations and warranties under Section 4.8(a)) shall be disregarded.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities under Sections 13.2(a) and 13.2(b) in excess of $369,250,000, provided that Seller’s indemnities in Section 13.2(b) for breaches of Articles II, III, IX and XV shall not be limited by this Section 13.4(b).

(c) The amount of Liability for which an Indemnified Party is entitled to indemnity under this Article XIII shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liability (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 10.1(c), 13.2 and 13.3 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV, Article V and Article VI and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.3(j) or 9.3(k), as applicable. Except for (a) the remedies contained in this Article XIII, (b) any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article IV, Article V and Article VI and (c) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Sections 9.3(j) and 9.3(k)), from and after Closing, Seller and Buyer each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the consummation of the transactions contemplated hereby. Except for the remedies contained in (i) Sections 10.1(c), 13.2 and 13.3, (ii) any other remedies available at Law or in equity for breaches of the provisions of this Agreement other than Article IV, Article V and Article VI and (iii) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby or the Assignment, Joint Development Agreement, Joint Development Operating Agreement, but excluding the certificates delivered by the Parties pursuant to Sections 9.3(j) and 9.3(k), effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges the other Party and its Affiliates and all such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of the Conveyed Interests prior to the Closing, or the condition, quality, status or nature of the Conveyed Interests prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by either Party or any of its Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Sections 10.1(c), 13.2 and 13.3 shall be asserted and resolved as follows:

(a) For purposes of this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by a Party pursuant to this Article XIII.

(b) To make claim for indemnification under Sections 10.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Sections 10.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to indemnify a Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d) (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Claim) or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Claim or admits its obligation to indemnify and bear all expenses associated with a Claim but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Claim and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim without the written consent of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation in writing and assumed the defense of a Claim, the Indemnified Party shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Survival.

(a) The representations and warranties of the Parties in Articles IV and V (other than the representations and warranties in Sections 4.6, 4.16, 4.17, 4.20(a), 5.7, 5.8 and 5.9) and the covenants and agreements of the Parties in Sections 6.1, 6.2, 6.3 and 9.4 shall survive the Closing for a period of 18 months. The representations and warranties of Seller in Sections 4.6 and 4.16 shall survive the Closing for the applicable statute of limitations. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement (including, without limitation, Sections 4.17, 4.20(a), 5.7, 5.8 and 5.9) shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Sections 13.2(d) and 13.2(f) shall survive the Closing for a period of 18 months. Buyer’s indemnities in Section 13.3(c) shall survive the Closing without time limit. Seller’s indemnities set forth in Sections 13.2(c), 13.2(e), 13.2(g), 13.2(h) and 13.2(i) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant the indemnities in Sections 13.2(a) through 13.2(i) or Sections 13.3(a) through 13.3(c) prior to the date of termination for such indemnity.

13.9 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby. This section shall not restrict any Party’s right to obtain specific performance or other equitable remedies by way of injunction pursuant to Section 14.2.

13.10 Cooperation by Buyer Concerning Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 4.7 (provided, however, that Buyer shall not be required to bring any claim, counterclaim or cross-complaint against any Person).

13.11 Exclusion of Certain Matters. Notwithstanding anything to the contrary elsewhere in this Agreement, (a) claims for Operating Expenses shall be exclusively handled pursuant to Sections 2.3 and 3.3 and shall not be subject to this Article XIII, (b) claims for Title Defects asserted under Article XI and Environmental Defects asserted under Article XII shall be handled exclusively under those Articles and Article III and shall not be subject to this Article XIII and (c) claims with respect to the termination of this Agreement prior to Closing shall be handled exclusively under Section 3.2 and Article XIV and shall not be subject to this Article XIII (other than Section 13.9 which shall apply in all respects).

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by Seller or Buyer if the Closing shall not have occurred on or before September 14, 2009 (the “Termination Date”);

(b) by Seller or Buyer upon mutual written consent;

(c) by Seller, if Seller, Buyer and Escrow Agent have entered into the Escrow Agreement but Buyer fails to deposit the Subsequent Deposit with the Escrow Agent by the Deposit Date pursuant to Section 3.2; or

(d) by Seller or Buyer if Seller, Buyer and Escrow Agent have not entered into the Escrow Agreement by July 6, 2009.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 14.1(a) above if such Party or its Affiliates willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

14.2 Failure to Close and Remedies. Without prejudice to other rights and remedies that may be available to the non-breaching Party, the Parties agree that in the event Closing does not occur by the Termination Date as a result of the willful breach by a Party of any of its covenants or agreements hereunder in any material respect, the other Party shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance and other equitable remedies by way of injunction. Each Party agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

14.3 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Sections 1.1, 1.2, 3.2, 4.17, 5.9, 6.6, 10.1(c) and 10.1(e), 10.2, 10.3, 13.9, this Section 14.3, 14.4 and Article XV (other than Sections 15.2(b), 15.2(c), 15.3, 15.4, 15.7, 15.9, and 15.10), this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder; provided that if Seller is entitled to retain the Deposit as liquidated damages pursuant to Section 3.2, and elects to retain the Deposit pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages and remedies Seller may have against Buyer under this Agreement for claims and actions arising at or prior to the termination of this Agreement except for Seller’s remedies under Sections 5.9, 6.6, 10.1(c) and 10.1(e), 10.2 and 14.4; and provided further that, except as stated above, in the case of willful breach by either Party, the other Party shall be entitled to all remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

14.4 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests and an officer of Buyer shall certify as to the return or destruction of such material to Seller in writing, provided that Buyer shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Interests for (i) any period ending prior to the Effective Time and (ii) any Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the Effective Time and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes with respect to the ownership or operation of the Conveyed Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. To the extent the actual amount of Asset Taxes is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of Asset Taxes for purposes of Sections 3.3(a)(iii) and 3.3(b)(v). Upon determination of the actual amount of Asset Taxes, Seller shall pay to Buyer to the extent not taken into account in the Final Settlement Statement any additional amount necessary to equal

Seller’s share of the Asset Taxes. In the event the amount of Asset Taxes paid by Seller or included as a reduction to the Closing Cash Consideration pursuant to Section 3.3(b)(v) at Closing exceeds Seller’s share of Asset Taxes, Buyer shall pay the amount of any such overage to Seller.

(c) Seller shall timely file any return with respect to Asset Taxes due after the Effective Time and on or before the Closing Date (a “Pre-Closing Asset Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 15.2(b). Within fifteen (15) days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Asset Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

15.3 Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement and the Joint Development Agreement taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of a partnership (the “Tax Partnership”) in which Seller and Buyer are treated as partners, with the Tax Partnership being treated for Tax purposes as holding the Joint Interests and engaging in all activities of the Parties with respect to the Joint Interests, (b) a contribution by Seller of all of the Joint Interests to the Tax Partnership; (c) a contribution of the Adjusted Closing Cash Consideration and a commitment to fund the costs allocable to it under the Joint Development Agreement to the Tax Partnership by Buyer in exchange for a 50% interest therein, (d) a distribution to Seller of the Adjusted Closing Cash Consideration (i) as a reimbursement of Seller’s preformation expenditures with respect to the Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Joint Interests to the Tax Partnership to the extent Treasury Regulations Section 1.707-4(d) is inapplicable, and (e) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Joint Interests, notwithstanding that such items are realized, paid or incurred by the Parties individually, all as set forth in the Tax Partnership Agreement attached as Exhibit “G” to the Joint Development Agreement.

15.4 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Closing Cash Consideration, as adjusted, and the Assumed Obligations treated for federal tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Conveyed Interests for federal and state income tax purposes. The initial draft of such allocations shall be prepared in a manner consistent with the Allocated Values by Seller and shall be provided to Buyer concurrently with the delivery of the Final Settlement Statement. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Conveyed Interests, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer (and/or the Tax Partnership, as appropriate) with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Conveyed Interests described therein.

15.5 Assignment. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties, provided that Buyer shall be entitled to assign its rights and delegate performance of its obligations to another direct or indirect wholly-owned Affiliate of Buyer’s ultimate parent company by written notice to Seller at least 5 Business Days prior to Closing. No assignment hereunder by any Party shall relieve such Party or its guarantor, if any, of any obligations and responsibilities hereunder or under any related guaranty.

15.6 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.7 Publicity. Until after Closing, without reasonable prior notice to the other Party, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a national stock exchange on which the shares of such Party or any of its Affiliates are listed. In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party.

15.8 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

EXCO Operating Company, LP

EXCO Production Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Rick Hodges, Vice President of Land

Telephone: (214) 368-2084

Fax: (214) 706-3424

With a copy to:

EXCO Operating Company, LP

EXCO Production Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing, Vice President, General Counsel, and Secretary

Telephone: (214) 368-2084

Fax: (214) 706-3409

With a copy to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Attention: Robin S. Fredrickson

Telephone: (713) 758-2450

Fax: (713) 615-5850

If to Buyer:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris, Asset General Manager

Telephone: (713) 599-4000

Fax: (713) 599-4002

With a copy to:

BG North America, LLC

5444 Westheimer, Suite 1775

Houston, Texas 77056

Attention: Chris Migura

Telephone: (713) 599-3826

Fax: (713) 403-3781

With a copy to:

Morgan Lewis & Bockius LLP

1000 Louisiana, Suite 4200

Houston, Texas 77002

Attention: David F. Asmus

Telephone: (713) 890-5718

Fax: (713) 890-5001

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.8.

15.9 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto, to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement and to accomplish the transactions contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Prior to Closing, Seller shall use its commercially reasonable efforts to obtain all consents burdening Seller or the Conveyed Interests that are required to permit the assignment of the Conveyed Interests by Seller to Buyer and the consummation by Seller of the transactions contemplated hereby; provided, however, Seller shall not be required to incur any Liability or pay any money in order to be in compliance with the foregoing covenant.

15.10 Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record the Assignments of the Conveyed Interests and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) actively pursue Customary Post-Closing Consents from all applicable Governmental Authorities for the assignment of the Conveyed Interests to Buyer (provided that Seller shall cooperate with Buyer in obtaining such approvals as may be reasonably necessary) and (c) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing (provided that Seller shall cooperate with Buyer in obtaining such other consents and approvals and provided further that Buyer shall not be required to incur any liability to pay any money in order to be in compliance with the foregoing clause (c)). Buyer obligates itself to take any and all action reasonably required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.11 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.11.

15.12 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.13 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.14 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.15 Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. SUBJECT TO SECTION 15.16, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

15.16 Arbitration.

(a) Except for matters that are subject to the dispute resolution procedures set forth in Sections 3.7, 11.2(j) and 12.1(e) and for the matters set forth in Sections 6.6 and 10.2, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c) The arbitration shall be conducted by 3 arbitrators and conducted in Dallas, Texas. Within 30 days of either Party providing notice to the other Party of a Dispute, each of Buyer and Seller shall appoint one arbitrator, and the 2 arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second party-appointed arbitrator. If either Party fails to appoint an arbitrator within the permitted time period or if the Party-appointed arbitrators fail to appoint the presiding arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the 5 year period preceding the arbitration, or have any financial interest in the Dispute.

(d) All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e) Notwithstanding the agreement to arbitrate Disputes in this Section 15.16, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g) All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h) Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.8.

15.17 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.18 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

15.19 Joint and Several Liability. The representations, warranties and covenants made by (and the obligations of) EOC and EPC, as Seller, in this Agreement are joint and several.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

SELLER:

EXCO OPERATING COMPANY, LP

By:	EXCO Partners OLP GP, LLC, its general partner

By:	/s/ DOUGLAS H. MILLER
Name:	Douglas H. Miller
Title:	Chief Executive Officer

EXCO PRODUCTION COMPANY, LP

By:	Vaughan DE, LLC, its general partner

By:	/s/ DOUGLAS H. MILLER
Name:	Douglas H. Miller
Title:	Chief Executive Officer

BUYER:

BG US PRODUCTION COMPANY, LLC

By:	/s/ MARTIN HOUSTON
Name:	Martin Houston
Title:	President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

APPENDIX I

Definitions

“AAA” shall have the meaning set forth in Section 15.16(b).

“AAA Rules” shall have the meaning set forth in Section 15.16(b).

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Interests” shall have the meaning set forth in Section 6.8.

“Adjusted Closing Cash Consideration” shall have the meaning set forth in Section 3.3.

“AFE” shall have the meaning set forth in Section 4.14.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting shares in a corporation, and in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 15.4.

“Allocated Value,” with respect to any Conveyed Interest, shall have the meaning set forth in Section 3.9.

“Allocated Carry” shall mean with respect to any Lease entitling Seller to the Net Acres set forth on Exhibit A-1, the Allocated Carry, if any, set forth for such Lease on Exhibit A-3.

“Allocation Schedule” shall have the meaning set forth in Section 15.4.

“AMI Rights” shall mean those rights described in Sections 9.1 and 9.2 of the Joint Development Agreement.

“Ancillary Agreements” shall mean (a) the Contribution Agreement and (b) an Amended and Restated Limited Liability Agreement for Newco LLC to be entered into at Closing between Seller and Buyer.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or in which it otherwise holds an interest and (a) by which the Conveyed Interests are bound or (b) that primarily relate to the Conveyed Interests and, in each case, that will be binding on the Conveyed Interests or Buyer after the Effective Time, including, without limitation, farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale,

APPENDIX I

gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements, but exclusive of any master service agreements or other agreements held by Seller in its capacity as operator of, instead of owner of, the Properties.

“Area A” shall have the meaning set forth in Exhibit A-3.

“Area B” shall have the meaning set forth in Exhibit A-3.

“Area C” shall have the meaning set forth in Exhibit A-3.

“Assets” shall mean 100% of Seller’s right, title and interest in the assets and properties listed in Sections 2.1(a), (b), (c) and (d), (in each case) excluding the Excluded Assets and without considering the limitation to a 50% interest set forth in such Sections.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, income, capital gains or franchise taxes.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Party must make a payment hereunder, “Business Day” shall mean any day other than Saturday or Sunday on which banking institutions in Dallas, Texas and London, England are generally open for business.

“Buyer” shall have the meaning set forth in the first paragraph herein.

“Buyer Debt Instrument” shall mean (a) any agreement for borrowed money of Buyer or Buyer Parent and (b) any guarantee by Buyer or Buyer Parent of another Person’s payment obligations.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Parent” shall mean BG Energy Holdings Limited.

“Buyer Parent Guaranty” shall mean the Guaranty made by Buyer Parent in favor of Seller dated as of the date hereof.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

APPENDIX I

“Carried Cost Obligation” shall have the meaning given to such term in the Joint Development Agreement.

“Claim” shall have the meaning set forth in Section 13.7(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Cash Consideration” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coll Litigation Liabilities” shall have the meaning set forth in Section 13.1.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and EXCO Resources, Inc. dated December 9, 2008.

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement, excluding, however, any Lease, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Conveyed Interests that constitute real or immovable property.

“Contribution Agreement” shall mean that certain Contribution Agreement among Seller, Buyer and Newco LLC pursuant to which Buyer will make a cash contribution of $249 million, adjusted as described therein, and will be issued a 50% membership interest in Newco LLC which will hold, directly or indirectly, all of the outstanding partnership interests in TGG Pipeline, Ltd. and Talco Midstream Assets, Ltd., both of which own gas pipeline systems in the East Texas/North Louisiana Area.

“Conveyed Interests” shall have the meaning set forth in Section 2.1.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.

“Debt Instrument” shall have the meaning set forth in Section 4.8(a)(iv).

“Deep Rights” shall have the meaning given to that term in the Joint Development Agreement.

APPENDIX I

“Defensible Title” shall mean such title of Seller with respect to the Conveyed Interests that:

(a) with respect to each Subject Well shown in Exhibit B (but limited to any currently producing intervals and, with respect to any Future Well, if set forth in Exhibit B, the specified formation or reservoir set forth in such Exhibit), entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit B for such Subject Well throughout the duration of the productive life of such Subject Well, except for (i) decreases in connection with those operations proposed from and after the date of this Agreement in which Seller may elect to be a non-consenting co-owner to the extent permitted pursuant to Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise stated in Exhibit B;

(b) with respect to each Subject Well shown in Exhibit B (but limited to any currently producing intervals and, with respect to any Future Well, if set forth in Exhibit B, the specified formation or reservoir set forth in such Exhibit) obligates Seller to bear a Working Interest for such Subject Well not greater than the Working Interest shown in Exhibit B for such Subject Well without increase throughout the productive life of such Subject Well, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the date hereof under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise stated in Exhibit B, as applicable;

(c) with respect to each Lease entitles Seller to the Net Acres set forth in Exhibit A-1 with respect to such Lease and is subject to only those royalties, overriding royalties and other burdens on production set forth for such Lease in Exhibit A-1; and

(d) is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Deposit Date” shall have the meaning set forth in Section 3.2(a).

“Dispute” shall mean any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“DOJ” shall mean the Department of Justice.

APPENDIX I

“East Texas/North Louisiana Area” shall have the meaning set forth in the Joint Development Agreement.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2009.

“Employees” shall mean all employees of Seller or any of its Affiliates employed (now or in the past), with respect to their period of employment (or their hiring or termination of employment) by Seller or any such Affiliate.

“Employee Benefit Plans” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Encumbrance” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

“Environmental Condition” shall mean (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence with respect to an Asset, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by, related to an Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Deductible” shall mean $10,550,000.

“Environmental Defect” shall mean an Environmental Condition with respect to a Conveyed Interest that is not set forth in Schedule 4.15.

“Environmental Defect Claim Date” shall mean on or before 5:00 p.m. (Central Time) on July 29, 2009.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all applicable federal, state, and local laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, safety, welfare, and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

APPENDIX I

“EOC” shall have the meaning set forth in the first paragraph herein.

“EPC” shall have the meaning set forth in the first paragraph herein.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Liability” shall mean any Liability attributable to or arising out of (a) Seller’s or its Affiliates’ employment relationship with the Employees prior to Closing, (b) Seller’s or its Affiliates’ Employee Benefit Plans applicable to the Employees, and (c) Seller’s or its Affiliates’ responsibilities under ERISA respecting Employee Benefit Plans applicable to the Employees.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association.

“Escrow Agreement” means an Escrow Agreement entered into on or before the Deposit Date, dated as of the date hereof, by and among Buyer, Seller and the Escrow Agent, on a form mutually agreed to by such parties.

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller for Operating Expenses arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds but excluding Imbalances) and claims and causes of action of Seller other than for Operating Expenses, arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Time, and which are asserted by Seller in writing to Buyer or the applicable Third Party on or before the applicable Seller Indemnity Cut-Off Date or which consist of tax claims or loss carryforwards; (d) all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes or (iii) any taxes attributable to the Excluded Assets; (g) all field offices (including any owned or leased real or immovable property relating thereto) and personal computers and associated peripherals and all radio and telephone equipment and licenses relating thereto; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding for the avoidance of doubt, geophysical data and other data relating to the Properties); (i) wells that have been permanently abandoned on the Leases, the Lands or the Units prior to Closing; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege with respect to any litigation set forth in Schedule 4.7; (k) all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction); (l) all geophysical and other seismic and related technical data and information relating to the Properties or other Assets to the extent that such geophysical and other seismic and related technical data and

APPENDIX I

information is not transferable without payment of a fee or other penalty which Buyer has not separately agreed in writing to pay or not otherwise set forth in Schedule 2.1; (m) documents prepared or received by Seller with respect to (A) lists of prospective purchasers for such transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets or any other interest in the Properties, (C) analyses by Seller of any bids submitted by any prospective purchaser, (D) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (E) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (n) except to the extent acquired as joint account assets under any joint operating agreement covering any of the Properties, all trucks, cars, drilling/workover rigs utilized by Seller or its Affiliates in connection with the ownership or operation of the Assets; (o) all Hedge Contracts; (p) all proceeds attributable to the sale of Hydrocarbons produced from or allocable to the Conveyed Interests during the Interim Period but only to the extent adjusted for under Section 3.3 (q) subject to the AMI Rights, the Additional Interests, (r) the Reassigned Properties, and (s) the properties described in Exhibit D and all associated assets relating thereto.

“Final Cash Price” shall have the meaning set forth in Section 3.6.

“Final Settlement Statement” shall have the meaning set forth in Section 3.6.

“Franchise Tax Liability” shall mean any tax imposed by a state on Seller’s or any of its Affiliate’s gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to Seller’s or any of its Affiliates’ ownership of an interest in the Conveyed Interests.

“FTC” shall mean the Federal Trade Commission.

“Future Location” shall mean each location identified on the maps provided to Buyer by Seller for a future completion or for a well to be drilled in the future, subject to any restriction to a formation set forth on such maps or on Exhibit A with respect to such location.

“Future Well” shall mean an existing well with behind pipe potential at a Future Location or a well to be drilled in the future at a Future Location, in each case that is identified on Exhibit A as a well other than a well designated as “PDP” on such Exhibit.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean (any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

APPENDIX I

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

“Income Tax Liability” shall mean any Liability of Seller or any of its Affiliates attributable to any federal, state, or local income tax measured by or imposed on the net income of Seller or any of its Affiliates that was or is attributable to Seller’s or any of its Affiliates’ ownership of an interest in or the operation of the Conveyed Interests.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).

“Individual Title Benefit Threshold” shall have the meaning set forth Section 11.2(e)(iii).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Initial Deposit” shall have the meaning set forth in Section 3.2(a).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Invasive Activities” shall have the meaning set forth in Section 10.1(b).

“Joint Development Agreement” shall mean the Joint Development Agreement among the Parties, providing for the joint development of the Assets and properties in which the Parties jointly own undivided interests within the East Texas/North Louisiana Area from and after Closing, substantially in the form of attached hereto as Exhibit E.

APPENDIX I

“Joint Development Operating Agreement” shall mean the Joint Development Operating Agreement between the Parties, providing for the joint operation of the Assets and other properties within the East Texas/North Louisiana Area jointly acquired by the Parties from and after Closing, substantially in the form of attached as Exhibit B to the Joint Development Agreement.

“Joint Interests” shall mean the interests and other property rights in the Assets that both Parties own or acquire an interest in pursuant to this Agreement.

“Knowledge” shall mean with respect to Seller, the actual Knowledge of the following Persons: Douglas H. Miller, Stephen F. Smith, J. Douglas Ramsey, Ph.D., Harold L. Hickey, Richard L. Hodges, Stephen E. Puckett, Michael R. Chambers, Sr., Joe D. Ford, Marcia Simpson, William L. Boeing, Mark Wilson, Paul Rudnicki, Andrew Springer, John Jacobi and Harold Jameson.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lands” shall have the meaning set forth in Section 2.1(a)(i).

“Leases” shall have the meaning set forth in Section 2.1(a)(i).

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“Material Adverse Effect” shall mean any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, use, operation or value of the Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry, in any area or areas where the Assets are located; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 14.1(a), without cost to Buyer; and (h) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article VI hereof.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

APPENDIX I

“Material Event” shall mean (a) with respect to Seller, that Seller or any direct or indirect parent of Seller and (b) with respect to Buyer, that Buyer or any direct or indirect parent of Buyer: (i) is dissolved (other than pursuant to an internal reorganization the ordinary course of business which does not result in a change in Control of such entity); (ii) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in Control of such entity); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its assets; (vii) has a secured party take possession of all or a substantial portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vii).

“Minimum Consideration” has the meaning set forth in Section 3.11(a).

“Net Acre” shall mean, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the Seller’s Working Interest in such Lease, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Acre Allocation” has the meaning set forth in Exhibit A-3.

“Net Revenue Interest”, with respect to any Well or Lease, shall mean the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Well or Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“Newco LLC” shall mean a limited liability company to be formed in the State of Delaware by EOC prior to the execution of the Contribution Agreement.

“NORM” shall mean naturally occurring radioactive material.

APPENDIX I

“Oil & Gas Interests” shall have the meaning set forth in Section 2.1(a)(i).

“Operating Expenses” shall mean all operating expenses (including costs of insurance and Asset Taxes), and Technical Services Costs and capital expenditures incurred in the ownership and operation of the Conveyed Interests in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Conveyed Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) Liabilities for personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law), (b) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, (f) obligations with respect to Hedge Contracts, and (g) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (a) through (f), whether such claims are made pursuant to contract or otherwise.

“Overhead Costs” shall mean (a) with respect to those Conveyed Interests that are operated by Seller and are burdened by an existing joint operating agreement covering such Conveyed Interests, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedure attached to such joint operating agreement, which amount is attributable to the Conveyed Interests, and (b) with respect to those Conveyed Interests not operated by Seller or that are not burdened by an existing joint operating agreement, an amount equal to the overhead rate agreed in the form of Joint Development Operating Agreement per producing well associated with such Conveyed Interests.

“Party” and “Parties” shall have the meaning given such terms in the first paragraph herein.

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Subject Well, (ii) obligate Seller to bear a Working Interest for such Subject Well in any amount greater than the Working Interest set forth on Exhibit B for such Subject Well (unless the Net Revenue Interest for such Conveyed Interest is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iii) increase the royalty, overriding royalty and other burdens on production for any

APPENDIX I

Lease to an amount greater than that set forth in Exhibit A-1 for such Lease, or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A-1 for such Lease;

(b) preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(c) liens for taxes or assessments not yet due or delinquent;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(f) such Title Defects as Buyer may waive in writing or is deemed to have waived pursuant to the terms of this Agreement;

(g) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(h) rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, (in each case) that do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Subject Well, (iii) obligate Seller to bear a Working Interest for such Subject Well in any amount greater than the Working Interest set forth on Exhibit B for such Subject Well (unless the Net Revenue Interest for such Conveyed Interest is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest) (iv) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A-1 for such Lease, or (v) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A-1 for any Lease;

APPENDIX I

(j) zoning and planning ordinances and municipal regulations;

(k) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(l) liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due;

(m) any encumbrance affecting the Conveyed Interests which is discharged by Seller at or prior to Closing;

(n) any Contracts, restrictions or exclusions set forth on Exhibit A, Exhibit A-1 or Exhibit A-2 and all litigation referenced in Schedule 4.7;

(o) any Applicable Contracts if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Subject Well, (ii) obligate Seller to bear a Working Interest for such Subject Well in any amount greater than the Working Interest set forth on Exhibit B for such Subject Well (unless the Net Revenue Interest for such Conveyed Interest is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iii) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A-1 for such Lease, or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A-1 for such Lease; and

(p) for purposes of Seller’s special warranty of title in the Assignment and any other assignments of Conveyed Interests only, the Leases and all other liens, charges, encumbrances, Contracts (including the Applicable Contracts), agreements, instruments, obligations, defects, and irregularities affecting the Assets that (in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) operate to reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Subject Well, (iii) obligate Seller to bear a Working Interest for such Subject Well in any amount greater than the Working Interest set forth on Exhibit B for such Subject Well (unless the Net Revenue Interest for such Conveyed Interest is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iv) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A-1 for such Lease, or (v) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A-1 for such Lease.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(a)(iii).

APPENDIX I

“Post-Closing Title Benefit” shall mean any Title Benefit relating to any Conveyed Interest listed on Part 2 of Exhibit A-1 that is timely reported by Buyer in accordance with Section 11.2(a) or asserted by Seller in accordance with Section 11.2(b) on or prior to the Post-Closing Title Defect Claim Date but after the Pre-Closing Title Defect Claim Date.

“Post-Closing Title Defect” shall mean any Title Defect relating to any Conveyed Interest listed on Part 2 of Exhibit A-1 that is timely asserted by Buyer in accordance with Section 11.2(a) on or prior to the Post-Closing Title Defect Claim Date but after the Pre-Closing Title Defect Claim Date.

“Post-Closing Title Defect Claim Date” shall mean June 30, 2010.

“Post-Closing Title Defect Remedy Date” shall mean July 15, 2010.

“Pre-Closing Asset Tax Return” shall have the meaning set forth in Section 15.2(c).

“Pre-Closing Title Benefit” shall mean any Title Benefit that is timely reported by Buyer in accordance with Section 11.2(a) or asserted by Seller in accordance with Section 11.2(b) on or prior to the Pre-Closing Title Defect Claim Date.

“Pre-Closing Title Defect” shall mean any Title Defect that is timely asserted by Buyer in accordance with Section 11.2(a) on or prior to the Pre-Closing Title Defect Claim Date.

“Pre-Closing Title Defect Claim Date” shall mean on or before 5:00 p.m. (Central Time) on July 29, 2009.

“Preferential Rights” shall mean those rights described in Sections 8.1 and 8.2 of the Joint Development Agreement.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Property” or “Properties” shall have the meaning set forth in Section 2.1(a)(ii).

“Reassigned Properties” shall mean those Title Defect Properties retained by Seller pursuant to Section 11.2(d)(i)(B) or reassigned to Seller pursuant to Section 11.2(d)(ii)(B).

“Records” shall have the meaning set forth in Section 2.1(c)(iv).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, 50% of the present value as of the Closing Date of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition that is reasonably available and all Liabilities (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) with respect thereto.

APPENDIX I

“Seller” shall have the meaning set forth in the first paragraph herein.

“Seller Debt Instruments” shall mean (a) the Amended and Restated Credit Agreement, dated March 30, 2007, among EOC, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders signatories thereto, as amended by the First Amendment to Amended and Restated Credit Agreement dated February 20, 2008, the Second Amendment to Amended and Restated Credit Agreement dated July 14, 2008, the Third Amendment to Amended and Restated Credit Agreement dated December 1, 2008 and the Fourth Amendment to Amended and Restated Credit Agreement dated April 17, 2009, (b) the Senior Unsecured Term Credit Agreement, dated December 8, 2008, among EOC, as borrower, and certain of its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and lead arranger, and the lenders signatories thereto, (c) any other agreement for borrowed money of Seller or its Affiliates, and (d) any guarantee by Seller or any of its Affiliates of another Person’s payment obligations.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Indemnity Cut-Off Date” shall mean, with respect to each indemnity by Seller contained in Section 13.2, the date on which such indemnity terminates pursuant to Section 13.8(b).

“Straddle Period” shall mean any tax period beginning before and ending on or after the Effective Time.

“Subject Counties” shall have the meaning set forth in the Recitals.

“Subject Well” shall mean a Well or a Future Well, as the context requires.

“Subsequent Deposit” shall have the meaning set forth in Section 3.2(a).

“Tax Partnership” shall have the meaning set forth in Section 15.3.

“Technical Services” means services providing specific engineering, geoscience, land, or other exploration, development and/or producing professional skills, such as those performed by engineers, geologists, geophysicists, landmen, and technicians, required to handle specific operating conditions and problems for the benefit of Development Operations (as that term is defined in the Joint Development Agreement); provided, however, Technical Services shall not include general corporate overhead costs or those functions specifically identified as overhead in Exhibit “C” attached to Exhibit B to the Joint Development Agreement. Technical Services may be provided by the Joint Development Operator (as that term is defined in the Joint Development Agreement) or its Affiliates.

APPENDIX I

“Technical Services Costs” shall mean the salaries and wages of employees and Secondees (as that term is defined in the Joint Development Agreement) of (i) prior to Closing, Seller and (ii) after Closing, the Joint Development Operator under the Joint Development Agreement and its Affiliates, in each case which are providing Technical Services, together with those additional amounts chargeable under Articles II.2.B., C., D., E., F., G., and H. of Exhibit “C” attached to Exhibit B to the Joint Development Agreement with respect to such employees and Secondees as direct labor costs.

“Termination Date” shall have the meaning set forth in Section 14.1(a).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller in any Subject Well above that shown for such Subject Well in Exhibit B to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B, (b) increase the Net Acres of Seller in any Lease to greater than that shown therefor in Exhibit A-1 or (c) reduce the royalty and overriding royalty burdens on Seller’s interest in any Lease to less than that shown therefor in Exhibit A-1.

“Title Benefit Amount” shall mean the increase in the Allocated Value for the Conveyed Interest attributed to the affected Subject Well or Lease caused by such Title Benefit, as determined pursuant to Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Carry Increase Amount” shall mean the amount by which the Allocated Carry for any Lease is increased pursuant to Section 11.2(h).

“Title Carry Reduction Amount” shall mean the amount by which the Allocated Carry for any Lease is reduced pursuant to Section 11.2(g).

“Title Deductible” shall mean $10,550,000.

“Title Defect” shall mean any lien, charge, Encumbrance, defect, or other matter that causes Seller not to have Defensible Title in and to the Conveyed Interests; provided that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

APPENDIX I

(c) defects arising out of lack of corporate or other entity authorization in the public records unless Buyer provides affirmative evidence that causes Buyer to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(d) defects based on a gap in Seller’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(e) defects that have been cured by applicable Laws of limitations or prescription;

(f) in the case of a Future Well, any permits, easements, rights-of-way, unit designations, or production and drilling units not yet obtained, formed or created; and

(g) any Encumbrance or loss of title to which Buyer has consented in writing.

“Title Defect Amount” shall mean the amount of a Title Defect as determined pursuant to Section 11.2(g) or 11.2(j).

“Title Defect Claim Date” shall mean (a) with respect to any Title Defects or Title Benefits relating to any Assets (which, for the avoidance of doubt, shall include all Conveyed Interests listed on Exhibit A-1), but excluding Conveyed Interests listed on Part 2 of Exhibit A-1, on or before 5:00 p.m. (Central Time) on the Pre-Closing Title Defect Claim Date, and (b) with respect to any Title Defects or Title Benefits relating to the Conveyed Interests listed on Part 2 of Exhibit A-1, on or before 5:00 p.m. (Central Time) on the Post-Closing Title Defect Claim Date.

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(a)(i).

“Wells” shall have the meaning set forth in Section 2.1(a)(ii).

“Working Interest”, with respect to any Well or Lease, shall mean the interest in and to such Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

APPENDIX I